As filed with the Securities and Exchange Commission on March 19, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lakeside Holding Limited

(Exact name of registrant as specified in its charter)

Nevada	4731	82-1978491
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1475 Thorndale Avenue, Suite A

Itasca, Illinois 60143

(224) 446-9048

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry Liu
Chief Executive Officer
1475 Thorndale Avenue, Suite A
Itasca, Illinois 60143
(224) 446-9048
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elizabeth Fei Chen, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 +1(212)326-0199

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	March 19, 2025

LAKESIDE HOLDING LIMITED

Up to 7,398,504 shares of Common Stock

Issuable upon Conversion of Senior Secured Convertible Promissory Notes

Up to 568,827 shares of Common Stock

Issuable upon Exercise of Warrants

Offered by the Selling Stockholder

This prospectus relates to the offer and resale of up to 7,967,331 shares of our common stock, par value $0.0001 per share by the selling stockholder named herein (the “Selling Stockholder” or “Investor”). The shares of common stock being offered by the Selling Stockholder have been and may be issued pursuant to certain securities purchase agreement that we entered into with the Selling Stockholder (the “Purchase Agreement”). The shares registered for resale include (a) up to 7,398,504 shares of common stock issuable upon the conversion of the Notes (as defined below), and (b) up to 568,827 shares of common stock, which the Selling Stockholder may acquire upon the exercise of the Warrants (as defined below) issued to the Selling Stockholder under the Purchase Agreement in the two closings of the first tranche thereunder (the “First Tranche”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder, although we will receive the exercise price of the Warrants exercised by the Selling Stockholder for cash.

We are registering the offer and resale of the common stock held by the Selling Stockholder to satisfy the registration rights granted to the Selling Stockholder in connection with each of the Transactions (as defined below).

The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. Sales of the shares of common stock by the Selling Stockholder may occur at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may sell the shares of the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both. If required, the number of shares to be sold, the offering price of those shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholder may sell or otherwise dispose of its shares hereunder.

You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus carefully, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

We are an “emerging growth company” and a “smaller reporting company” under the U.S. federal securities law and, as such, are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LSH”. On March 18, 2025, the closing price of our common stock was $1.10 per share.

Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2025

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below. You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities. This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus in connection with the sale of the shares offered hereby that we may authorize to be delivered or made available to you. We and the Selling Shareholder have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any such free writing prospectuses prepared by us or on our behalf. We and the Selling Shareholder take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares offered hereby. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: we have not, and the Selling Shareholder have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus, including the sections titled “Risk Factors” and the information incorporated by reference in this prospectus, any Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and our other filings with the SEC that are incorporated by reference into this prospectus and our financial statements and related notes incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. Unless the context otherwise requires, the terms “Lakeside,” “the Company,” “we,” “us” and “our” refer to Lakeside Holding Limited, together with its consolidated subsidiaries.

Overview

We are a U.S.-based cross-border supply chain solution provider with a unique focus on the Asia-Pacific market operating through two specialized subsidiaries—American Bear Logistics and Hupan Pharmaceutical (Hubei) Co., Ltd., or Hupan Pharmaceutical. We primarily provide customized cross-border ocean freight solutions and airfreight solutions in the U.S. that specifically cater to our customers’ requirements and needs in transporting goods into the U.S. We offer a wide variety of integrated services under our cross-border ocean freight solutions and cross-border airfreight solutions, including (i) cross-border freight consolidation and forwarding services, (ii) customs clearance services, (iii) warehousing and distribution services and (iv) U.S. domestic ground transportation services.

Founded in Chicago, Illinois in 2018, we are an Asian American-owned business rooted in the U.S. with in-depth understanding of both the U.S. and Asian international trading and logistics service markets. Our customers are typically Asia- and U.S.-based logistics service companies serving large e-commerce platforms, social commerce platforms and manufacturers to sell and transport consumer and industrial goods made in Asia into the U.S. Since inception and as of June 30, 2024, we had served over 300 customers to fulfill over 41,000 cross-border supply chain solution orders.

We have established an extensive collaboration network of service providers, including global freight carriers for our cross-border freight consolidation and forwarding services as well as domestic ground transportation carriers for our U.S. domestic transportation services. Since inception and as of June 30, 2024, we had collaborated with almost all major global ocean and air carriers to forward over 31,300 twenty-foot equivalent unit, or TEU, of container loads and 47,800 tons of air cargo. As of June 30, 2024, we had also cooperated with over 200 domestic ground transportation carriers, including almost all major U.S. domestic ground transportation carriers, on a long-term, short-term or order basis, as the case may be.

We operate two massive and hyper-busy regional warehousing and distribution centers in the U.S., in Illinois and Texas. With an aggregate gross feet area of approximately 98,220 square feet and 39 docks, our regional warehousing and distribution centers have an aggregate daily floor load of up to 3,000 cubic meters of freight. In addition to our regional centers, we maintain close contact with over 150 warehouses and distribution terminals in almost all transportation hubs in the U.S. which we have cooperated in the past to support the warehousing and distributing services of our cross-border freight in case such freight requires storage, fulfilment, transloading, palletizing, packaging or distribution in states other than Illinois and Texas. As of June 30, 2024, we had assisted with the customs clearance of cross-border freight of an aggregate assessed value of over $38.0 million.

Leveraging our strong cross-border supply chain service capabilities, extensive service provider network of cross-border freight carriers and U.S. domestic ground transportation carriers, massive and hyper-busy regional warehousing and distribution centers as well as deep understanding of the Asian markets, we have been able to build up our brand and reputation and have achieved fast growth since our inception. For the fiscal years ended June 30, 2024, and 2023, our revenues amounted to $18.3 million and $12.9 million, respectively, and our gross profit amounted to $3.7 million and $2.6 million during the same periods, respectively. As of June 30, 2024, we had fulfilled over 41,000 cross-border supply chain solution orders for freight of an aggregate assessed value of $1.0 billion, delivered to thousands of business and residential addresses in approximately 48 U.S. states.

Solutions and Services

We primarily offer cross-border ocean freight solutions and airfreight solutions in the U.S. that are specifically tailored to our customers’ requirements and needs in transporting goods into the U.S.

Services under our cross-border ocean freight solutions and cross-border airfreight solutions typically include (i) cross-border freight consolidation and forwarding services, (ii) customs clearance services, (iii) warehousing and distribution services and (iv) U.S. domestic ground transportation services.

Our Strengths

We believe the following strengths contribute to our success and differentiate us from our competitors:

●	Fast-growing U.S.-based cross-border supply chain solution provider with a unique focus on the Asian market;

●	Extensive network of global freight consolidation and forwarding and U.S. ground transportation service providers;

●	Symbiotic relationships with a large base of customers with high demand for supply chain solutions;

●	Persistent focus on providing superior service efficiency and quality; and

●	Visionary and accomplished young management team with strong industry expertise and in-depth understanding of Asian markets.

Growth Strategies

We believe that we have a significant opportunity before us, both to further our mission and to strengthen our business and grow our revenues. We are focused on the following strategies to drive our growth:

●	Solidify our competitive edge and further grow customer base;

●	Expand our global footprints more extensively;

●	Diversify and increase the breadth and depth of our service offerings through an organic growth and/or mergers and acquisitions;

●	Optimize operational efficiency and maintain premier service quality; and

●	Continue to invest in and advance our technologies.

Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common stock. These risks are more fully described in the section titled “Risk Factors” beginning on page 7 of this prospectus. These risks include, among others, the following:

●	Our business and growth are significantly affected by the development of international commerce, e-commerce and social commerce industries, as well as macroeconomic and other factors that affect demand for cross-border supply chain solutions and services, in the U.S. and globally.

●	We face intense competition which could adversely affect our results of operations and market share.

●	We face risks associated with our service providers and their personnel.

●	COVID-19 significantly impacted worldwide economic conditions and global trade and may continue to have a disruptive effect on our operations, and the operations of our service providers and our customers, which may further impact our business.

●	We rely on a variety of service providers, such as global ocean and air freight carriers as well as U.S. domestic ground transportation carriers, and if they become financially unstable or have reduced capacity to provide service, it may adversely impact our business, financial condition and results of operations.

●	Global economic uncertainty impacted international trade and could affect demand for our services or the financial stability of our service providers and customers.

●	Our historical results of operations and financial performance are not indicative of future performance.

●	Failure to successfully implement our business strategies, effectively respond to changes in market dynamics or satisfactorily meet customer demands could materially and adversely affect our future financial results.

●	We may not be familiar with new regions or markets we enter and may not be successful in maintaining our current growth in such regions or markets.

●	The cross-border supply chain solution industry has its own set of risks, including operational inefficiencies, lack of digital culture and training, disruptive labor relations and operational costs. Our provision of integrated cross-border supply chain solutions and services to customers may be adversely impacted due to these factors.

●	Our long-term growth and competitiveness are highly dependent on our ability to control costs.

●	Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material adverse impact on our business, financial condition and results of operations.

Recent Development

On March 5, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investor. Pursuant to such Purchase Agreement, we agreed to, in up to three separate tranches that are each subject to certain closing conditions, issue to such Investor 7% original issue discount senior convertible promissory notes in the aggregate principal amount of up to $4.5 million (each a “Note”, and collectively, the “Notes”) and accompanying Warrants (as defined below). Pursuant to the Purchase Agreement, the Company agreed to issue, upon the consummation of the closing of each tranche, a common stock purchase warrant (each a Warrant”, and collectively, the “Warrants”) to the Investor, in each case to purchase a number of shares of common stock determined by dividing 40% of the applicable principal amount of the corresponding Note by the VWAP (as defined in the Purchase Agreement) immediately prior to the applicable closing date.

On March 5, 2025, the date of the first closing of the First Tranche, the Company issued to the Investor (i) a Note in a principal amount of $1,000,000, and (ii) a Warrant to purchase up to 318,827 shares of common stock at an initial exercise price of $1.9098 per share, subject to certain adjustments set forth therein.

The Note has a 15-month term. The Note is convertible into common stock at an initial per share conversion price equal to $1.9098, subject to adjustments contained in the Note (the “Conversion Price”). The Note does not bear any interest absent an Event of Default (as defined in the Note). Commencing on the earlier of (i) the 60-day anniversary after the date hereof and (ii) the date on which the first Resale Registration Statement shall have been declared effective by the Commission, the Company is required to pay to the Investor the outstanding principal balance under the Note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 105% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with its terms. All monthly payments are payable by the Company, in cash, provided that under certain circumstances, as provided in the Note, the Company may elect to pay in common stock.

Under the Purchase Agreement the Investor also agreed, subject to certain conditions set forth in the Purchase Agreement, to purchase an additional Note in the principal amount of $500,000 and accompanying Warrants, in second closing of the First Tranche to occur when the registration statement of which this prospectus is a part is declared effective by the SEC.

The Company and the Investor may also, pursuant to the Purchase Agreement, choose to consummate a second tranche and a third tranche of financing, subject to certain closing conditions.

Corporate Information

We commenced our operations in February 2018 through American Bear Logistics Corp., a corporation established under the laws of the State of Illinois. To facilitate our proposed initial public offering, we initiated a reorganization in August 2023 and completed such reorganization in September 2023. As part of our reorganization, we established our holding company, Lakeside Holding Limited, under the laws of the State of Nevada on August 28, 2023. Our principal executive offices are located at 1475 Thorndale Avenue, Suite A, Itasca, Illinois 60143, and our telephone number is (224) 446-9048.

Our website address is www.lakeside-holding.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address as an inactive textual reference only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, or the Securities Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies.

Accordingly, in this prospectus, we (i) have presented only two years of audited financial statements; and (ii) have not included a compensation discussion and analysis of our executive compensation programs. In addition, for so long as we are an emerging growth company, among other exemptions, we will:

●	not be required to engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	not be required to comply with the requirement in Public Company Accounting Oversight Board Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report;

●	be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this prospectus;

●	not be required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

●	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes.”

We will remain an “emerging growth company” until the earliest occurrence of:

●	our reporting of $1.235 billion or more in annual gross revenue;

●	our becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	our issuance, in any three-year period, of more than $1.0 billion in non-convertible debt; and

●	the fiscal year end following the fifth anniversary of the completion of this initial public offering.

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period under the JOBS Act.

We also qualify as a “smaller reporting company,” meaning that the market value of our common stock is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our common stock is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Shares of common stock offered by the Selling Shareholder	Up to 7,967,331 shares of the common stock, which consist of:

(i) up to 4,273,504 shares of common stock issuable pursuant to the terms of the Notes; and

(ii) up to 568,827 shares of common stock issuable upon exercise of the Warrants, including 318,827 shares of common stock underlying the Warrant issued in the initial closing of the First Tranche plus an estimated shares of common stock for the subsequent Warrant issuable in the subsequent closing of the First Tranche.

The number of shares of common stock underlying the Note and Warrant in the subsequent first tranche closing are estimates only, and the actual number of shares thereunder will depend on the Company’s stock prices and trading volume at the time of such closing in accordance with the Purchase Agreement.

Use of proceeds	We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholder. We will receive any proceeds from the cash exercise of the Warrant (if any), but not from the sale of the shares of common stock issuable upon such exercise.

Transfer Agent and Registrar	Transhare Corporation

Risk Factors	You should carefully read and consider the information set forth in the section titled “Risk Factors,” together with all of the other information included or incorporated by reference in this prospectus, before deciding whether to invest in our common stock.

Proposed Nasdaq trading symbol	“LSH”

RISK FACTORS

Investing in the common stock involves a high degree of risk. You should carefully consider the following risks, as well as other information included or incorporated by reference in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our common stock. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material, which may become important factors that adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends. In such case, the market prices of the common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Business and Industry

Our business and growth are significantly affected by the development of international commerce, e-commerce and social commerce industries, as well as macroeconomic and other factors that affect demand for cross-border supply chain solutions and services, in the U.S. and globally.

We are a U.S.-based integrated cross-border supply chain solution provider with a strategic focus on the Asian market including China and South Korea. Our customers are typically Asia- and U.S.-based logistics service companies serving large e-commerce platforms, social commerce platforms and manufacturers to sell and transport consumer and industrial goods made in Asia into the U.S. As such, our business and growth are highly dependent on the viability and prospects of international commerce, as well as the domestic and international e-commerce and social commerce industries. Any uncertainties relating to the growth, profitability and regulatory oversight of international commerce, e-commerce or social commerce industries could have a significant impact on us. The developments of international commerce, e-commerce and social commerce industries are affected by a number of factors, most of which are beyond our control. These factors include, but are not limited to:

●	the consumption power and disposable income of consumers, as well as changes in demographics and consumer tastes and preferences;

●	the potential impact of the COVID-19 and other pandemics on our business operations and the economy in the U.S. and elsewhere in the world generally;

●	the growth of broadband and mobile Internet penetration and usage;

●	the availability, reliability and security of e-commerce and social commerce platforms;

●	the selection, price and popularity of products offered on e-commerce and social commerce platforms;

●	the emergence of alternative channels or business models that better suit the needs of consumers;

●	the development of logistics, payment and other ancillary services associated with international commerce, e-commerce and social commerce; and

●	changes in laws and regulations, as well as government policies that govern international commerce, trade, e-commerce and social commerce industries.

International commerce, e-commerce and social commerce industries are highly sensitive to the changes of macroeconomic conditions, and consumers’ e-commerce and social commerce spending tends to decline during recessionary periods. Many factors beyond our control, including economic recessions, downturns in business cycles, inflation and deflation, fluctuation of currency exchange rate, volatility of stock and property markets, changes in interest rates, tax rates and other government policies, and increases in unemployment rates, can adversely affect international commerce, consumer confidence and spending behavior on e-commerce and social commerce platforms, which could in turn materially and adversely affect our growth and profitability. In addition, unfavorable changes in domestic and international politics, including military conflicts, political turmoil and social instability, may also adversely affect consumer confidence and spending behavior, which could in turn negatively impact our growth and profitability.

Further, the cross-border supply chain solution industry has historically experienced cyclical fluctuations in operational and financial performance due to economic recessions, reductions in per capita disposable income and levels of consumer spending, downturns in the business cycles of customers, interest rate fluctuations and economic factors beyond our control. During economic downturns, whether in the U.S. or globally, reduced overall demand for cross-border supply chain services will likely result in decreased demand for our solutions and services and may exert downward pressures on our rates and margins. As we provide a significant portion of our supply chain solutions and logistics services for the international commerce, e-commerce and social commerce industries, if the online and offline retail channel integration trend or any other trend required for the development of international commerce, e-commerce or social commerce industry does not develop as we expect, our business prospects may be adversely affected. In periods of strong economic growth, demand for limited transportation resources can also result in increased network congestion and operational inefficiencies.

Any deterioration in the economic environment subjects our business to various risks that may have a material impact on our operating results and future prospects. Any trade barriers, legal measures and exchange rate fluctuations may severely affect cross-border business activities or integrated supply chain solution providers that are highly sensitive to price changes. In such deteriorated economic environment, some of our customers may face difficulties in paying us, and some may go out of business. These customers may not complete their payments as quickly as they did in the past, if at all, which would have an adverse impact on our working capital. We may not be able to promptly adjust our expenses in response to changing market demands or match our staffing levels to our business needs, which may have an adverse impact on our profitability.

We face intense competition which could adversely affect our results of operations and market share.

We offer a wide variety of integrated services within cross-border ocean freight solutions and cross-border airfreight solutions, including (i) cross-border freight consolidation and forwarding services, (ii) customs clearance services, (iii) warehousing and distribution services and (iv) U.S. domestic ground transportation services. The industries we operate in are highly competitive and fragmented. As a result, we may compete with a broad range of companies, such as integrated supply chain solution and service providers, cross-border freight delivery service providers, customs clearance services providers, U.S. domestic ground transportation service providers and other bonded warehouses. Specifically, there are multiple existing market players that offer integrated supply chain solutions and logistics services, and there may be new entrants emerging in each of the markets we operate in, which compete to attract, engage, and retain consumers and merchants. These companies may have greater financial, technological, research and development, marketing, distribution, and other resources than we do. They may have longer operating histories, a larger customer base or broader and/or deeper market coverage. As a result, our competitors may be able to respond more quickly and effectively to new or evolving opportunities, technologies, standards, or user requirements than we do and may have the ability to initiate or withstand significant regulatory changes and industry evolvement. Furthermore, when we expand into other markets, we will face competition from new competitors, domestic or foreign, who may also enter markets where we currently operate or plan to operate.

Any significant increase in competition may have a material adverse effect on our revenues and profitability as well as on our operations and business prospects. We cannot assure you that we will be able to continuously distinguish our services from those of our competitors, preserve and improve our relationships with various participants in the supply chain solution industry, or increase or even maintain our existing market share. We may experience the loss of market share, and our financial condition and results of operations may deteriorate if we fail to compete effectively.

In addition, new partnerships and strategic alliances in the supply chain solution industry also can alter market dynamics and adversely impact our businesses and competitive positioning. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. If we are unable to anticipate or react to these competitive challenges, our competitive position could be undermined, and we could experience a decline in growth which may adversely affect our business, financial condition, and results of operations.

We face risks associated with our service providers and their personnel.

We have established an extensive and long-standing collaboration network of service providers. Since inception and as of June 30, 2024, we had collaborated with almost all major global ocean and air carriers to forward over 31,300 twenty-foot equivalent unit, or TEU, of container loads and 47,800 tons of air cargo. As of June 30, 2024, we had also cooperated with over 200 domestic ground transportation carriers, including almost all major U.S. domestic ground transportation carriers, on a long-term, short-term or order basis, as the case may be.

As the cross-border freight of our customers moves in the network of our service providers from pickup, transportation to delivery, the performance of our service providers may affect our brand image.

We do not directly supervise the day-to-day operations of our service providers. We typically manage our collaboration with them through contractual agreements, which provide for performance incentives along with periodic evaluations. We may not be able to manage such service providers, as well as their own employees, as effectively as if we had full ownership of them or operated their businesses directly. Although we have established and distributed service standards across our network of service providers from time to time, we may not be able to successfully monitor, maintain and improve them. Their failure to provide satisfactory services may adversely impact our reputation and brand image. Furthermore, our service providers may fail to implement sufficient control over the performance of pickup, transportation and delivery personnel, adherence to customer privacy standards and timely delivery of parcels. We and our service providers may suffer financial losses, incur liabilities and suffer reputational damages in the event of theft or late delivery of freight or mishandling of customer privacy.

Suspension or termination of the services of our service providers in a particular geographic area may cause interruption to or suspension of our services in the corresponding geographic area. Our service providers may suspend or terminate their services voluntarily or involuntarily due to various reasons, including disagreement or dispute with us, failure to make a profit, failure to maintain requisite approvals, licenses or permits or to comply with governmental regulations, and events beyond our or their control, such as inclement weather, natural disasters, transportation interruptions or labor unrest or shortage. Due to the intense competition in the cross-border supply chain solution industry, our existing service providers may also choose to discontinue their cooperation with us and work with our competitors instead. We may not be able to promptly replace our service providers or find alternative ways to provide relevant services in a timely, reliable and cost-effective manner, or at all. As a result of any service disruptions associated with our service providers, our customer satisfaction, reputation, operations and financial performance may be materially and adversely affected.

COVID-19 significantly impacted worldwide economic conditions and global trade and may continue to have a disruptive effect on our operations, and the operations of our service providers and our customers, which may further impact our business.

We may be impacted by residual effects of the COVID-19 pandemic or a new and similarly disruptive global health emergency. In early 2020, COVID-19 was declared a global health emergency and later declared a global pandemic by the World Health Organization, prompting governments around the world to mandate lockdowns and other restrictions that had direct impacts on international trade. The COVID-19 pandemic and various government reactions to it contributed to shortages of labor and capacity, and increased costs that continue to impact our operations. While many of the COVID-19 restrictions have been eased or discontinued entirely, various protocols and policies continue to be implemented or contemplated in 2023, as a resurgence of COVID-19 remains a possibility. There is no guarantee that a continuation or resurgence of COVID-19 or a variant, or a similarly disruptive health emergency, would not impact our operations. Any significant disruption on the scale of the COVID-19 pandemic over an extended period could negatively affect our business and our financial results. Such a disruption could also have the effect of heightening many of the other risks described below.

We rely on a variety of service providers, such as global ocean and air freight carriers as well as U.S. domestic ground transportation carriers, and if they become financially unstable or have reduced capacity to provide service, it may adversely impact our business, financial condition and results of operations.

As an integrated cross-border supply chain solution provider, we depend on a variety of service providers, including global ocean and air freight carriers, U.S. domestic ground transportation carriers and others. The quality and profitability of our integrated cross-border supply chain solutions and services depend upon effective selection and oversight of our service providers. For example, during the pandemic, airfreight carriers have been particularly affected, such as having to cancel flights due to travel restrictions resulting in dramatic drops in revenues, historical losses, high leverage and liquidity challenges. Delays and congestions at various ports as a result of COVID-19 restrictions during the pandemic also prolonged the delivery times for certain of our cross-border freight. Additionally, ocean freight carriers have undergone mergers and consolidations with the potential for more to occur in the future, which may result in reduced carrier capacity or availability. Disruptions such as COVID-19 place significant stress on our global ocean and air freight carriers, U.S. domestic ground transportation carriers as well as other service providers, which may result in reduced carrier capacity or availability, pricing volatility or more limited carrier transportation schedules and other services that we utilize, which could adversely impact our business, financial condition and results of operations.

Global economic uncertainty impacted international trade and could affect demand for our services or the financial stability of our service providers and customers.

The global economy entered a recession as a result of the pandemic, which could affect international trade and negatively affect demand for our cross-border supply chain solutions and services. Future unfavorable economic conditions, rising interest rates and high inflation could result in lower freight volumes, reduced sell rates, higher operating expenses and may adversely affect our revenues, operating results and cash flows. These conditions, should they occur for an extended period of time, could adversely affect our customers and service providers. Should our customers’ ability to pay deteriorate, additional credit losses may be incurred.

In addition, tariffs, trade embargoes, and other barriers to trade, asset freezes and other economic sanctions by the United States or other countries against countries in which we operate, or to which we trade, or to which our customers, joint venture partners or business partners become subject, may harm our business. In early 2025 the U.S. government has issued statements and implemented actions, including tariffs, which may impact international trade policies amongst the U.S., China, Canada, Mexico and other countries. Additionally, ongoing U.S. trade tensions with China may escalate beyond tariffs due to the proposed imposition by the U.S. government of significant fees on both Chinese-built and non-Chinese built vessels that enter U.S. ports. Such trade restrictions, including in the form of tariffs and port fees, could have a major impact on global trade and demand for shipping and cross-border supply chain services, and as a result, could have a negative impact on our business, financial condition and results of operations.

Our historical results of operations and financial performance are not indicative of future performance.

For the fiscal year ended June 30, 2024, our total revenues increased by 42.3% to $18.3 million from $12.9 million for the fiscal year ended June 30, 2023, and our gross profits increased by 44.9% to $3.7 million from $2.6 million for the fiscal year ended June 30, 2023. For the six months ended December 31, 2024, our total revenues decreased by 15.4% to $7.7 million from $9.1 million for the six months ended December 31, 2023, and our gross profit was $480,308, down from $1.7 million for the same period in 2023. Our historical results of operations and financial performance may not be indicative of our future performance. In addition, we cannot assure you that we can continue to operate under our existing business models successfully. As the market and our business evolve, we may modify our operations, data and technology, sales and marketing as well as solutions and services. These changes may not achieve expected results and may have a material and adverse impact on our results of operations and financial condition. We expect our expenses to continue to increase in the future as we expand our business. Our expenses may grow faster than our revenues, and our expenses may be greater than we expected. We cannot assure you that we will be able to achieve similar results or grow at the same speed as we did in the past or at all. Rather than relying on our historical operating and financial results to evaluate us, you should consider our business prospects in light of the risks and difficulties we may encounter as a company in its ramp-up stage of development and operating in emerging and dynamic industries, including, among other factors, our ability to attract and retain customers; our ability to create value propositions for our service providers; our ability to navigate in the evolving regulatory environment; our ability to provide high-quality and satisfactory integrated cross-border supply chain services; our ability to build up our reputation and promote our brand; and our ability to anticipate and adapt to changing market conditions. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, results of operations and financial condition.

Failure to successfully implement our business strategies, effectively respond to changes in market dynamics or satisfactorily meet customer demands could materially and adversely affect our future financial results.

We may make significant investments and other decisions in connection with our long-term business strategies such as to expand the breadth and depth of our solution and service offerings and to further upgrade the supply chain technologies that we utilize. Such initiatives and enhancements may require us to make significant capital expenditures. Additionally, in developing business strategies, we make certain assumptions including, but not limited to, those related to customer demand and preferences, competition landscape as well as the economy in the U.S., Asia and globally. However, the actual market, economic and other conditions may be different from our assumptions. As technologies, customer behaviors and market conditions continue to evolve, it is important that we maintain the relevance of our brand as well as our solution and service offerings to our customers. If we are not able to successfully implement our business strategies and effectively respond to changes in market dynamics, our future financial results may be materially and adversely affected. We have also incurred, and may continue to incur, increased operating expenses in connection with certain changes to our business strategies.

In addition, our planning and spending decisions, including capacity expansion, procurement commitments, personnel needs, and other resource requirements, are primarily made based on our estimate of customer demands. We may not always be able to estimate such demands accurately. For example, if we underestimate our customer demands during our peak periods, we may experience capacity and resource shortages in fulfilling customer orders during such periods. Failure to meet customer demands in a timely fashion or at all will adversely affect our competitive position, financial condition and results of operations.

We may not be familiar with new regions or markets we enter and may not be successful in maintaining our current growth in such regions or markets.

We are a U.S.-based integrated cross-border supply chain solution provider with a current strategic focus on the Asian market including China and South Korea, while we intend to further expand our business footprint and enter into new regions and markets. In November 2024, we acquired Hupan Pharmaceutical (Hubei) Co., Ltd., which specializes in pharmaceutical distribution and supply chain services. As we enter the medical logistics industry in China, we may be unable to replicate our current success in new markets. In expanding our business, we may enter markets in which we may have limited or no experience. We may fail to attract a sufficient number of customers due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing markets and may make it difficult or impossible for us to generate high income in these new markets. If we are unable to manage such difficulties in our expansion into other regions or markets, our business, financial condition, results of operations and prospects may be adversely affected.

The cross-border supply chain solution industry has its own set of risks, including operational inefficiencies, lack of digital culture and training, disruptive labor relations and operational costs. Our provision of integrated cross-border supply chain solutions and services to customers may be adversely impacted due to these factors.

The cross-border supply chain solution industry has its own set of risks, including operational efficiencies, lack of digital culture and training, labor relations and operational costs. We dedicate to providing integrated cross-border supply chain solutions and services to our customers. The provision of these integrated cross-border supply chain solutions and services may also depend on various industry-inherent factors such as our ability to coordinate with our service providers and customers, the services and labor relations of our service providers, the operational efficiencies at our facilities, our ability to hire qualified personnel, our development of digital integration, and our ability to control and manage costs. If we are unable to manage any of such industry-inherent factors, our provision of cross-border supply chain solutions and services may be adversely affected.

Our long-term growth and competitiveness are highly dependent on our ability to control costs.

Our long-term growth, competitiveness and results of operations are affected by our ability to control costs including labor and lease costs, which may be subject to factors, including, among other things, fluctuations in wage rates and leasing costs. Any unexpected increase in our costs due to factors beyond our control, could adversely impact our profitability. Effective cost control measures have a direct impact on our financial condition and results of operations. We have adopted and expect to adopt additional cost control measures. However, the measures we have adopted or will adopt in the future may not always be as effective as expected. If we are not able to effectively control our costs and adjust the level of fee rates of our integrated cross-border supply chain solutions and services based on varied operating costs and market conditions, our profitability and cash flow may be adversely affected.

Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material adverse impact on our business, financial condition and results of operations.

Our business is subject to certain regulations, and we are required to hold or complete a number of licenses, permits and filings in connection with our business operation, including, but not limited to, container freight station, non-vessel operating common carrier (“NVOCC”), indirect air carrier certification, Freight Broker License, and Standard Carrier Alpha Code. We must also obtain a license from the Federal Maritime Commission (“FMC”) by filing Form FMC-18. Failure to satisfy these requirements may result in penalties, orders to rectify, fines, or suspension of business for remediation. We hold or complete, as applicable, all material licenses, permits and filings for our current operation and will apply for certain permits and filings with the government authorities if needed in the future. Please see “Business — Government Regulations” for more information regarding the licenses and permits we have obtained and filings we have made. However, we cannot assure you that we will be able to complete such filings in a timely manner, or at all, due to complex procedural requirements and the expansion of our business.

As an integrated cross-border supply chain solution provider, a substantial portion of our business operations consist of freight forwarding, particularly international freight forwarding. According to FMC, all international freight forwarding agencies and their branches must be filed with or licensed by the Bureau of Certification and Licensing of FMC. Air freight forwarders should operate as indirect air carriers and hold indirect air carrier numbers, overseen by the Transportation Security Administration. Companies may file a Form FMC-18 in either paper or electronic format to complete the license application. Entities engaging in international freight forwarding operations who do not complete or maintain the filing will be subject to fines, denial, revocation or suspension of an ocean transportation intermediary license. In addition, we, as an integrated cross-border supply chain solution provider, also provide our service as an NVOCC. Under FMC, a U.S.-based NVOCC shall obtain a license from the FMC by filing form FMC-18.

The information contained in the licenses, permits, records or filings that we possessed may not be updated in a timely manner due to changes in any registered information of our subsidiaries, such as their domicile address, registered capital and type of entity, company name (including additions or removals of trade names), business structure change, and we will apply for these changes of registration as required. However, we cannot guarantee that we will complete such change of registration in time or at all and any failure to complete the change of registration in a timely manner may result in fines and penalties.

New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have or provide additional requirements on the operation of our business. If we do not receive, complete or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, we may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend our operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings. These risks could result in material adverse changes in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors or cause such securities to significantly decline in value or become worthless.

Our business and results of operations may be materially and adversely affected if we or our service providers become unable to provide relevant services in a timely, reliable, safe and secure manner.

The success of our business largely depends on our ability to maintain and further enhance the quality of our supply chain solutions and services. Together with our service providers such as cross-border freight forwarding carriers, customs brokerage experts and U.S. domestic ground transportation carriers, we provide integrated cross-border supply chain solutions and services to our customers. If we, or our service providers become unable to provide relevant services in a timely, reliable, safe and secure manner, our reputation and customer loyalty could be negatively affected. In addition, if our customer service personnel fail to satisfy customer needs or respond effectively to customer complaints, we may not be able to retain our existing customers or attract prospective customers and may experience a decrease in our supply chain solution orders, which could have a material adverse effect on our business, financial condition and results of operations. See also “— We face risks associated with our service providers and their personnel.”

As substantially all of the container loads and air cargo space we source are non-committed purchases, there can be no assurance that we will be able to obtain sufficient container loads or air cargo space on routes that meet our customers’ specific demands, or at all.

Since our inception, substantially all of the container loads and air cargo space we source from our cross-border freight forwarding carriers such as ocean shipping carriers, airlines as well as other sizable ocean and air freight forwarders for our cross-border freight consolidation and forwarding services are on a non-committed basis and are subject to the availability of their shipping vessels and aircrafts. There can be no assurance that we will be able to source sufficient container loads or air cargo space on all routes upon our customers’ requests. If we cannot obtain sufficient container loads and air cargo space from our service providers to meet our customers’ specific demands, in particular during peak periods, our reputation within the network of industry players and our results of operations could be adversely affected.

Fluctuations in the rates of container loads and air cargo space could adversely impact our business, financial condition and results of operations.

The rates of container loads and air cargo space for our cross-border freight consolidation and forwarding services may fluctuate based on market conditions. If we cannot adjust the corresponding rates that we charge our customers in time to reflect such fluctuations accordingly, the number of our supply chain solution orders and/or our gross profit may decrease, and our business, financial condition and results of operations may be materially and adversely affected. In addition, we generally enter into block space agreements with our freight forwarding service carriers such as ocean shipping carriers, airlines as well as other sizable ocean and air freight forwarders, whereby we are committed to purchasing a fixed number of containers or amount of cargo space at pre-determined rates regardless of the actual volume that we utilize and resell to our customers. Although we have not experienced any situations where we cannot fully utilize the pre-determined containers or cargo space, we cannot assure you that we will not encounter any of such situations in the future. If at the time when we fix our terms with our customers, the prevailing market rates of container loads or air cargo space fall below the pre-determined rates provided under the block space agreements, we may not be able to charge our customers at rates higher than the ones provided under our block space agreements, and our gross profit may be materially and adversely affected.

If we cannot utilize the container loads or air cargo space allocated to us under the block space agreements with our freight forwarding service providers, we may not be able to fully recover the costs of the relevant container loads or air cargo space, and our results of operations may be adversely impacted.

For our cross-border freight consolidation and forwarding services, we generally enter into block space agreements with our freight forwarding service providers such as ocean shipping carriers, airlines as well as other sizable ocean and air freight forwarders in order to ensure we obtain an assured level of container loads and air cargo space at a relatively fixed price. However, we may not be able to fully utilize the container loads or air cargo space that we purchase from such freight forwarding service providers under the block space agreements at all times. If we cannot resell the container loads and air cargo space allocated to us under the block space agreements to our customers in full, we may not be able to fully recover the costs of the relevant container loads and air cargo space, and our financial condition and results of operations may be adversely impacted.

Any disruption to the operation of our regional warehousing and distribution centers could have a material adverse effect on our business, financial condition and results of operations.

We operate two massive and hyper-busy regional warehousing and distribution centers in Illinois and Texas with an aggregate gross feet area of approximately 75,014 square feet. Natural disasters or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, environmental pollution, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land underlying these regional warehousing and distribution centers, could damage or destroy our cross-border freight at these facilities that requires storage, fulfilment, transloading, palletizing, packaging or distribution, and significantly impair our business operations. We may not be able to identify suitable replacement warehousing and logistics facilities that meet our requirements in a timely manner, should any of the foregoing occur. If we are unable to identify suitable replacement warehousing and logistics facilities, we may not be able to offer the warehousing and distribution services that can meet our customers’ demand and our financial condition and results of operations may be adversely impacted.

If we are unable to utilize our regional warehousing and distribution centers effectively, our business, financial condition and results of operations may be adversely affected.

As part of our integrated cross-border supply chain solutions, we offer warehousing and distribution services at our two regional warehousing and distribution centers in Illinois and Texas. The continued growth of our integrated cross-border supply chain solution business depends in part on our ability to maintain efficient and effective operation of these regional warehousing and distribution centers, including to: (i) obtain adequate funding for development and improvement of these centers; (ii) accurately estimate the customer demand in new centers; (iii) successfully promote these centers; and (iv) hire and retain skilled management and employees, especially qualified warehousing and distribution managers through our training and promotion, on commercially reasonable terms. Adverse changes in the economic conditions and any material decline in demand of our warehousing and distribution services may lead to excess capacity at our warehousing and distribution centers. If we are unable to utilize excess capacity on hand, we may incur losses which could materially and adversely affect our business, financial condition and results of operations.

If we are unable to manage the expansion of our supply chain infrastructure successfully, our business prospects and results of operations may be materially and adversely affected.

As of June 30, 2024, we had a workforce of 50 full-time employees across various functions. We may expand our supply chain infrastructure to increase our operational capacity and to restructure and reorganize the workflow and processes therein. We may also establish centers in additional cities, states and countries to further enhance our warehousing and distribution capacity. As we continue to enhance capability, our supply chain infrastructure may become increasingly complex and challenging to operate. We cannot assure you that we will be able to set up additional warehousing and distribution centers or lease suitable facilities on commercially acceptable terms or at all. Moreover, we may not be able to recruit a sufficient number of qualified employees in connection with the expansion of such supply chain infrastructure. In addition, the expansion of our supply chain infrastructure may strain our managerial, financial, operational and other resources. If we fail to manage such expansion successfully, our growth potential, business and results of operations may be materially and adversely affected. Even if we manage to expand our supply chain infrastructure successfully, we may not obtain the competitive advantage that we expect.

We face risks associated with the cross-border freight that we handle, including real or perceived quality or health issues, and risks inherent in the supply chain industry, including personal injury, product damage, and transportation-related incidents.

We handle a large volume of freight during the provision of our integrated cross-border supply chain services and face challenges with respect to the protection and examination of such freight. Freight that we and/or our service providers handle may be delayed, stolen, damaged or lost during the transportation due to various reasons beyond our control, and we may be perceived or found liable for such incidents. In addition, we may not be able to fully screen and detect unsafe, prohibited or restricted items within the freight that we handle. Unsafe items, such as flammables and explosives, toxic or corrosive items and radioactive materials, may damage other freight, harm the personnel and facilities of us or our service providers, or even injure the recipients. Furthermore, if we fail to prevent prohibited or restricted items from entering into our cross-border supply chain network and if we participate in the transportation and delivery of such items unknowingly, we may be subject to administrative penalties, and if any personal injury or property damage is concurrently caused, we may also be liable for civil compensation.

The transportation of cross-border freight also involves inherent risks. The insurance maintained by us or our service providers may not fully cover the liabilities caused by transportation-related injuries or losses during the cross-border freight forwarding or the U.S. domestic ground transportation. From time to time, the shipping vessels, aircrafts, vehicles or personnel of our service providers may be involved in transportation accidents, and freight carried by them may be lost or damaged. In addition, frictions or disputes may occasionally arise during the pickup or delivery of freight. Personal injuries or property damages may arise if such incidents escalate.

Any of the foregoing could disrupt our solutions and services, cause us to incur substantial expenses and divert the time and attention of our management. We may face claims and incur significant liabilities if found liable or partially liable for any of injuries, damages or losses. Furthermore, if the services by us or our service providers are perceived to be insecure or unsafe by our customers, the volume of our integrated cross-border supply chain solutions orders may be significantly reduced, and our business, financial condition and results of operations may be materially and adversely affected.

We may fail to make necessary acquisitions or investments or enter desirable strategic alliances, and we may not be able to achieve the anticipated benefits from such acquisitions, investments or strategic alliances.

Our strategy for long-term growth, productivity and profitability depends in part on our ability to make prudent decisions to make strategic acquisitions or investments or enter desirable alliances and to realize the benefits we expect when we make those investments or acquisitions. We may evaluate and consider strategic acquisitions and investments or enter strategic alliances to develop new services or solutions, with an aim to enhance our competitive position and achieve long-term growth, productivity and profitability. However, we cannot assure you that we will make prudent decisions on such acquisitions, investments, strategic alliances at all times. In addition, investments or acquisitions involve numerous risks, including (i) potential failure to achieve the expected benefits of the integration or acquisition, (ii) difficulties in, and the cost of, integrating operations, technologies, services and personnel, (iii) potential write-offs of acquired assets or investments and (iv) downward effect on our operating results. These transactions will also divert management’s time and resources from our normal course of operations, and we may have to incur unexpected liabilities or expenses. Strategic alliances with third parties could also subject us to a number of risks, including risks associated with potential leakage of proprietary information, non-performance by the counterparty and an increase in expenses incurred in establishing new strategic alliances, any of which may materially and adversely affect our business.

If we cannot successfully execute or effectively operate, integrate, leverage and grow the acquired businesses or strategic alliances, our financial results and reputation may be materially and adversely affected. While we expect our future acquisitions, investments or strategic alliances to further enhance our value propositions to customers and improve our long-term profitability, there can be no assurance that we will realize our expectations within the time frame we envisage, if at all, or that we can continue to support the values we allocate to these acquired, invested or alliance businesses, including their goodwill or other intangible assets.

We may not be able to obtain additional capital when desired, on favorable terms or at all.

We may require additional capital resources to fund future growth and the development of our businesses, including investments in equipment, land, facilities and technological systems to remain competitive. If our capital resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, stock price performance, liquidity of domestic and international capital and lending markets, governmental regulations over foreign investment and the cross-border supply chain industry. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, issuance of equity or equity-related securities could result in significant dilution to our existing stockholders.

Failure to renew our current leases or locate desirable premises for our facilities, or challenges on the use of certain leased properties by us or our service providers, could materially and adversely affect our business, financial condition and results of operations.

We lease properties for our facilities including offices and regional warehousing and distribution centers. Some of our service providers also lease properties for operation facilities such as offices, pickup and delivery outlets and service stations. We are mindful that such lease agreements are subject to local real estate laws and regulations, which, along with market conditions, may impact our ability and/or the ability of our such service providers to extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and we and/or our service providers may therefore be forced to relocate the affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. Even if we are able to extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, as our operations further scale, we may need to expand our existing regional warehousing and distribution centers or establish new centers to meet our increased operational demands. We may compete with other businesses for premises at certain locations of desirable sizes, and it can be difficult for us to find suitable premises or locate desirable alternative sites that meet all of our requirements, and such failure in relocating our affected operations could adversely affect our business, financial condition and results of operations.

If our customers reduce their expenditures on outsourcing cross-border supply chain services or increase utilization of their internal solutions, our business, financial condition and operating results may be materially and adversely affected.

Our customers are typically Asia- and U.S.-based logistics service companies serving large e-commerce platforms, social commerce platforms and manufacturers to sell and transport consumer and industrial goods made in Asia into the U.S. Our growth strategy is partially based on the assumption that their outsourcing of all or part of their cross-border supply chain services will continue. Third-party cross-border supply chain solution providers like us are generally able to provide such services more efficiently than otherwise could be provided “in-house,” primarily as a result of our expertise, technology and lower and more flexible employee cost structure. However, many factors could cause a reversal in such trend. For example, our customers may see risks in relying on and outsourcing all or part of their cross-border supply chain services to third-party providers, or they may begin to define these activities as within their own core competencies and decide to perform relevant supply chain operations on their own. If our customers are able to improve the cost structure of their in-house activities related to integrated cross-border supply chain solutions and services, including in particular labor-related costs, our solutions and services may no longer be deemed an attractive alternative to meet their cross-border supply chain needs. In addition, if our customers reduce expenditures on outsourcing cross-border supply chain services and switch to performing significant aspects of their supply chain operations in-house, or if our prospective customers who may have conducted cross-border supply chain activities on their own have no further demands for outsourcing, our business, financial condition and results of operations may be materially and adversely affected.

Our business is in part dependent upon our customers’ business performance and their continuing outsourcing and demand of cross-border supply chain solutions and services.

As an integrated cross-border supply chain solution provider, we primarily provide customized cross-border ocean freight solutions and airfreight solutions in the U.S. that specifically cater to our customers’ requirements and needs in transporting goods into the U.S., and our customers are typically Asia- and U.S.-based logistics service companies serving large e-commerce platforms, social commerce platforms and manufacturers to sell and transport consumer and industrial goods made in Asia into the U.S. Our business is therefore in part dependent upon the business performance and developments of our customers and the end customers that our customers serve in their markets and industries. Any decline in the business performance and developments of our customers or the end customers that they serve, or any adverse change in their decisions to outsource cross-border supply chain solutions and services, could lead to a corresponding decrease in demand for our solutions and services and may therefore adversely affect our business, financial condition and results of operations.

Increased inspection procedures and tighter import and export controls could increase our costs and disrupt our business.

Cross-border freight is subject to various security and customs inspections and related procedures in countries of origin, destination, and trans-shipment points. As a U.S.-based integrated cross-border supply chain solution provider that primarily provides customized cross-border ocean freight solutions and airfreight solutions in the U.S. that specifically cater to customers’ requirements and needs in transporting goods into the U.S., we adhere to and maintain compliance with U.S. customs and border protection regulations. Increased inspection procedures may result in the seizure of the freight for which we provide cross-border supply chain services, delays in the trans-loading, transportation or delivery of such freight and levying of customs duties, fines, or other penalties against us, our service providers or our customers, in certain cases, rendering the cross-border forwarding or U.S. domestic transportation of certain freight uneconomical or impractical. Further, inspection-related delays or incidents may subject us to additional costs of operations as well as financial and legal obligations to our customers and may adversely impact our reputation.

If we are unable to collect our receivables, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully collect payment from our customers of the amounts they owe us for our services. As of March 31, 2024, we had accounts receivable net of allowance of approximately $2.8 million. We have established an allowance for credit loss based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on customer receivables balance could differ from our anticipation and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, requesting modifications to their payment arrangements that could increase our receivables balance or default on the payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our customers, our results of operations and cash flows could be adversely affected.

We expect revenues generated from our customers in Asia, particularly China, to continue to increase. Any negative impact to our ability to serve customers in China could materially and adversely affect our business, financial condition and results of operations.

We have a strategic business focus on the Asian market, including China and South Korea. During the fiscal years ended June 30, 2023 and 2024 and the six months ended December 31, 2024, revenues generated from the Asian market (primarily China) accounted for approximately 43.0%, 71.4% and 75.3% of our revenues, respectively. In November, 2024, we also acquired Hupan Pharmaceutical, which specializes in pharmaceutical distribution and supply chain services in China. We expect to expand our operations in healthcare and related supply chain market. We expect revenue from Asia-based customers continue to comprise a significant part of our revenues going forward. As a result, any unforeseen events or circumstances that negatively impact our ability to serve our customers in China could materially and adversely affect our business, results of operations and financial condition. These negative events and circumstances include, but may not be limited to, the following:

●	an economic downturn in China;

●	political instability that could adversely affect our ability to provide cross-border supply chain services in a timely fashion;

●	changes in laws and regulations of China, in particular those with little advance notice;

●	a deterioration of relations or disruption of trade between China and the U.S., such as anti-U.S. campaigns, and the boycott of U.S. products; and

●	tariffs and other trade barriers imposed by the U.S. to goods originated from China.I

None of our service agreements with our customers is on an exclusive basis.

None of our service agreements that we enter into with our customers is on an exclusive basis; in other words, our customers can engage other supply chain solution or service providers in addition to or in lieu of us, and our business, financial condition and results of operations may be materially and adversely impacted. For example, although we have established long-standing strategic business relationships with our major customers, there is no assurance that during the term of our service agreements with them, our major customers will not engage other cross-border supply chain solutions providers to meet their demands of supply chain solution services in addition to us, in which case we may not be able to generate the same level of or increased revenue from such major customers.

If we fail to cost-efficiently attract new customers to use our solutions and services, or to maintain relationships with existing customers, our business and results of operations could be adversely affected.

The success of our business depends in part on our ability to cost-effectively retain existing customers, increase repeated cross-border supply chain solution orders placed by such existing customers and attract new customers. We believe that our sales and marketing efficiency, consistent and reliable services as well as rapid responses to changing customer preferences have been critical in promoting recognition of our services, which in turn drive customer growth and engagement. However, if marketing strategies and activities do not work efficiently, we may not be able to maintain our sales and marketing expenses at a reasonable level.

In addition, if the customers do not perceive our solutions and services to be timely and reliable, we may not be able to retain and attract our customers and increase their repeated uses of our solutions and services. If we fail to cost-effectively retain customers and increase their repeated uses of our services, our business and results of operations could be adversely and materially affected.

Fluctuations in the prices or availabilities of fuels may adversely affect our business, financial condition and results of operations.

We collaborate with an extensive network of service providers, including cross-border freight carriers and domestic ground transportation carriers to provide cross-border freight consolidation and forwarding services and U.S. domestic ground transportation services, as parts of our integrated cross-border supply chain solutions. Fuel expenses account for a substantial portion of the costs borne by these service providers, and they may adjust their fee rates as a result of fluctuations in the prices and availabilities of fuels due to political, economic and market factors that are outside of their control. In the event that fuel prices increase significantly and that our service providers including cross-border freight carriers and domestic ground transportation carriers raise their fee rates consequently, our related costs may arise, and our gross profits may be reduced if we are unable to adopt any effective cost control-measures or pass on the incremental costs to our customers, in either cases our business, financial condition and results of operations may be materially and adversely affected.

We collect, process and use data, some of which contains confidential and personal information. Any privacy or data security breach could damage our reputation and brand and substantially harm our business and results of operations.

We have access to a large amount of confidential information in our daily operations. For example, waybills on the packages for which we provide cross-border supply chain solutions and services contain names, addresses, email addresses and other contact information of the senders and recipients. The content inside packages may also constitute or reveal confidential information. Therefore, proper use and protection of confidential information are essential to maintaining customer trust and confidence in us.

Our website and technology systems also process and store a significant amount of confidential information and data in relation to our cross-border supply chain solution orders. Security breaches and hackings to our website or technology systems might result in a compromise to the technologies that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining the confidential information. Such individuals or entities may further engage in illegal activities using such information. On the other hand, as freight moves through the network of our service providers from pickup, transportation to delivery, a large number of personnel may have access to the relevant confidential information. Some of them may misappropriate the confidential information, which, although we and our service providers have adopted security policies and measures, could be beyond our sufficient and effective control as such personnel may not be our personnel.

Practices regarding the collection, use, storage, transmission and security of personal information have been subject to increased public scrutiny. Relevant regulatory frameworks worldwide have been evolving rapidly and may continue to evolve in the foreseeable future. Various government bodies worldwide, such as the U.S. government, have in the past years adopted, and may continue to adopt in the future, new laws and regulations on data protection and data privacy, all of which may subject us to additional compliance costs, divert management attention and adversely impact our results of operations. If we fail to comply with any of these laws, regulations, standards, or other obligations, or such public representations, or are alleged to have done so, we may be subject to investigations, enforcement actions, civil litigation, fines, and other penalties, all of which may generate negative publicity and have a negative impact on our business.

Furthermore, as the interpretation and application of many laws and regulations relating to privacy, data protection, and data security, along with industry standards, are uncertain, it is possible that these laws and regulations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products, and we could face fines, lawsuits, regulatory investigations, and other claims and penalties, and we could be required to fundamentally change our products or our business practices, which could have an adverse effect on our business. Any inability to adequately address privacy, data protection, and data security concerns, even if unfounded, or any actual or perceived failure to comply with applicable privacy, data protection, and data security laws, regulations, and other obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Privacy, data protection, and data security concerns, whether valid or not valid, may inhibit market adoption of our products. If we are not able to adjust to changing laws, regulations, and standards related to these matters, our business may be harmed.

If we fail to keep up with the technological developments and implementation of advanced technologies, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We apply technology to serve our customers more efficiently and bring them better experience. For example, we have built a highly scalable proprietary technology platform on the cloud — the American Bear Logistics Datatool Management Platform, or the Platform, which streamlines our variety of service offerings and promotes our overall operational efficiency. Our success will in part depends on our ability to keep up with the changes in technology and the continued successful implementation of advanced technology, including 5G, cloud computing, distributed architecture, artificial intelligence and big data analytics. If we fail to adapt our platform, solutions and services to changes in technological development in an effective and timely manner, our business and operations may be adversely impacted. Changes in technologies may require substantial expenditures in research and development as well as modification in the solutions and services that we offer. Technical hurdles in implementing technological advances may result in our solutions or services becoming less attractive to our customers, which, in turn, may materially and adversely affect our business, financial condition, results of operations and prospects.

Failures to maintain satisfactory performance of or interruptions in the availability of our website and technology systems could adversely affect our business, results of operations and prospects.

The satisfactory performance, reliability and availability of our technology systems are critical to our success. We have developed technology systems that enable us to deliver supply chain solutions and logistics services with simplicity, convenience, speed and reliability, such as the Platform, and our intelligent warehousing system. These systems streamline our variety of service offerings and support the smooth performance of key functions of our business. However, our technology systems or infrastructure may not function properly at all times. We may not be able to monitor and ensure high-quality maintenance and upgrade of our technology systems and network infrastructure at all times, either. In addition, we may experience surges in online traffic and real-time fee quote requests as we scale, which can put additional demand on our technology systems at specific times. Any disruption or interruption to our website and technology systems could adversely affect our business, financial condition and results of operations.

Our website and technology systems may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, or other attempts to attack, which may result in the unavailability or slowdown of our website and technology systems or certain functions, delays or errors in data processing, loss of data, inability to generate real-time fee quote, reduced order volume and attractiveness of our website and technology systems. Further, hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in our business. Any of such occurrences could cause severe disruption to our daily operations. If we cannot successfully execute system maintenance and repair, our business, financial condition and results of operations could be adversely affected.

We may be subject to potential liability in connection with pending or threatened legal proceedings and other matters, which could adversely affect our business, financial condition or results of operations.

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business in the U.S. We may also be subject to potential liabilities in connection with pending or threatened legal proceedings arising from breach of contract claims and other matters. These proceedings, investigations, claims and complaints could be initiated or asserted under or on the basis of a variety of laws in different jurisdictions, including data protection and privacy laws, trucker or consumer protection laws, labor and employment laws, transportation laws, advertising laws, intellectual property laws, securities laws, tort laws, contract laws and property laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under these various laws. If we fail to defend ourselves in these actions, we may be subject to restrictions, fines or penalties that will materially and adversely affect our business, financial condition and results of operations. Even if we are successful in the attempt to defend ourselves in legal and regulatory actions or to assert our rights under various laws and regulations, the process of communicating with relevant regulators, defending ourselves and enforcing our rights against the various parties involved may be expensive and time-consuming. These actions could expose us to negative publicity, substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property, which we have ownership or legal rights to use, as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete arrangements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

In addition, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may not be adequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources and could put our intellectual property at risk of being invalidated or narrowed in scope. We cannot assure you that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the continued efforts of our senior management. If any of our key executives and employees, were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management, including Mr. Shuai Li, our co-founder, and Mr. Henry Liu, our co-founder and chief executive officer, and Mr. Lan Su, our chief operating officer. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our senior management and other key employees, there is no assurance that these agreements are fully enforceable, and that any of such senior management and key employees will not join our competitors or form a competing business. Moreover, it is possible that our key executives and employees, upon their departure, will join our competitors or start their own competing businesses, and may solicit certain of our current customers, which may adversely affect our business, financial results and daily operations. Should any disputes arise over these agreements, we may have to incur substantial costs and expenses in order to enforce such agreements, or we may not be able to enforce them at all, which may cause our business, financial condition, results of operations and prospects to be adversely affected.

We are dependent on our personnel and any inability to hire, develop or retain our employees may have a negative impact on our operations.

Identifying, recruiting, hiring, training, and retaining employees is essential to our ability to operate and deliver our services, ability to grow and ultimately our future profitability. The pandemic caused significant disruptions in global supply chain operations that were further exacerbated by congestion at destination ports and shortages of equipment, labor and warehouse space. In response to these conditions, we hired additional employees to be able to service customers and navigate through these challenges. We may hire other additional personnel from time to time, either on a permanent basis or temporary basis. For example, we generally hire additional personnel for our several regional warehousing and distribution centers during holiday seasons in light of the increased demand for our supply chain solutions and services. As of June 30, 2024, we had a workforce of 50 full-time employees across various functions.

In the short term, any reductions in our workforce could result in significant additional expenses. Conversely, a failure to reduce compensation expense and other expenses in periods when the business environment does not support our workforce level will result in substantially lower compensation earned by the majority of employees. This may challenge our ability to retain and attract employees to conduct our business successfully. We cannot predict how management’s responses to these challenges will ultimately impact our company culture, financial position, results of operations and cash flows nor our ability to successfully attract and retain employees in the future.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine as well as Israel and Hamas, and the increasingly strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine, Israel or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflicts between Russia and Ukraine as well as Israel and Hamas. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. On October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets. Although the length and impact of the ongoing military conflicts is highly unpredictable, the conflict in Ukraine and Israel-Gaza could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. As of the date of this prospectus, our business, including the routes, frequency and delivery times for our cross-border ocean freight and airfreight consolidation and forwarding services, has not been impacted by the ongoing military conflict between Russian and Ukraine. However, we cannot assure you that our operations, including the operations of our customers and our global freight carriers, will not be impacted by such military conflict at all, whether on a short-term basis or on a long-term basis. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this prospectus.

In addition, as a U.S.-based integrated cross-border supply chain solution provider, we have a strategic business focus on the Asian market, including the China market, and therefore, our business relies on a stable economic and political relationship between the U.S. and China to some extent. However, the U.S.-China relationship has faced a daunting challenge, contributing to geopolitical instability worldwide. The tensions between the U.S. and China have intensified since the COVID-19 pandemic, exemplified by the ongoing trade conflicts between the two countries, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations, and tariffs. A deteriorating relationship between the U.S. and China, or a prolonged stalemate between them, could materially adversely affect our business, results of operations, and financial condition.

As we continue to generate revenues from the Asian market, including China, some of our customers are subject to significant regulatory risks arising from the legal system in China, which can change quickly with little advance notice.

We have a strategic business focus on the Asian market including China and South Korea. During the fiscal years ended June 30, 2023 and 2024 and the six months ended December 31, 2024, revenues generated from the Asian market (primarily China) accounted for approximately 43.0%, 71.44% and 75.3% of our revenues, respectively. As we continue to generate revenues from customers based in Asia, particularly China, we may be subject to significant risks arising from the local regulatory environment in Asia indirectly, which could cause the value of our securities to significantly decline or become worthless.

For example, the PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to foreign companies selling to customers in the PRC. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, in certain cases, we may have to resort to administrative and court proceedings to enforce our legal rights related to our solutions and services provided to China-based customers. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it can be challenging to predict the outcome of such proceedings. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. We cannot predict the effects of future developments in the PRC legal system on our ability to serve our PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. If the PRC government were to adopt similar regulatory actions on the supply chain service industry in China, or industries such as e-commerce, social commerce and manufacturing which our customers in China typically serve, our PRC customers’ operations could be materially and adversely changed. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to serve our customers in China.

Further, the PRC government has significant oversight and discretion over every sector of the Chinese economy, including the supply chain solution service industry in China, and may intervene or influence our PRC customers’ operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could adversely affect our ability to serve our PRC customers and/or the value of our common stock. The PRC government has published new policies that significantly affected certain industries, such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies on the supply chain service industry or industries such as e-commerce, social commerce and manufacturing which our customers in China typically serve, which could adversely affect our business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas, such as environmental protection or corporate social responsibilities, our PRC customers may, directly or indirectly, incur increased compliance costs or become subject to additional restrictions in their operations, which could adversely affect our ability to serve our PRC customers. Additionally, evolving legal standards and enforcement attitudes in China could affect our PRC customers’ operations and may adversely affect our business, financial condition and results of operation. We cannot predict the effects of future developments in the PRC legal system on our ability to serve our PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof.

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially and adversely affected.

As we continue to generate revenues from the Asian market, including China, we rely on the continued ability of our Chinese customers to pay us in U.S. dollars and transfer such payments to our bank accounts in the U.S. The PRC government has imposed controls on the convertibility of the Renminbi, or RMB, into foreign currencies and, in certain cases, the remittance of currency out of China. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore stockholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to the U.S., we may not be able to receive a certain portion of our revenues. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

As we expect to continue to generate revenues from customers in the Asian market, including China and South Korea, we rely on the continued ability of our customers in Asia to convert foreign currencies such as RMB and South Korean won (“KRW”) to U.S. dollars and pay us in U.S. dollars. Fluctuations in such foreign currencies could have a material adverse effect on the operations of our customers and therefore adversely impact our financial condition and results of operations.

The value of the foreign currencies against U.S. dollars may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the foreign governments, such as the PRC government. For example, on July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. In August 2015, the People’s Bank of China (the “PBOC”) changed the way it calculates the mid-point price of the RMB against the USD, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply, as well as changes in major currency rates. In 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. In 2020, RMB appreciated by approximately 6.9% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. During the calendar year ended December 31, 2022, RMB rapidly depreciated against the U.S. dollar by approximately 9%. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the USD in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the USD. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the USD in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. If the exchange rates between USD and foreign currencies such as RMB and SKW fluctuate in an unanticipated manner, operations of our customers as well as our business, financial condition, and results of operations could be materially adversely affected.

Our business could be negatively affected by rising inflation and interest rates.

Various macroeconomic factors could adversely affect our business, financial condition and results of operations, including changes in inflation, interest rates and overall economic conditions and uncertainties such as those resulting from the current and future conditions in the global financial markets.

For instance, recent inflationary environment has negatively impacted us by slightly increasing (i) our labor costs, through higher wages, (ii) our borrowing costs, through higher interest rates which we expect to continue to increase, and (iii) our other operating costs, such as through higher rates charged by our service suppliers. Supply chain constraints have led to higher inflation, which if sustained, could have a negative impact on our operations. To moderate effects of these increasing costs, we instituted proactive initiatives to optimize efficiencies in our daily operations. We also replaced certain service suppliers with alternatives that offered more competitive rates while not compromising service quality. In addition, we expect to modestly increase the rates we charge our customers in response to the inflationary environment should such inflationary pressures further deteriorate in the near future. However, we cannot assure you that these measures we have taken or will take will be effective, if at all, or that we will be able to effectively mitigate any inflationary pressures in the future. If inflation or interest rates were to significantly increase, our business and results of operations may be negatively affected.

Interest rates, liquidity of credit markets and volatility of capital markets could also affect our business and results of operations as well as our ability to raise capital on favorable terms, or at all.

Any damage to the reputation and recognition of our brand names, including negative publicity against us, our services, operations and our directors, senior management and business partners may materially and adversely affect our business operations and prospects.

We believe our brand image and corporate reputation will play an increasingly important role in enhancing our competitiveness and maintaining business growth. Many factors, some of which are beyond our control, may negatively impact our brand image and corporate reputation if not properly managed. These factors include our ability to provide superior solutions and services to our customers, successfully conduct marketing and promotional activities, manage relationship with and among our customers and business partners, and manage complaints and events of negative publicity, maintain positive perception of our Company, our peers and supply chain solution industry in general. Any actual or perceived deterioration of our service quality, which is based on an array of factors including customer satisfaction, rate of complaint or rate of incident, could subject us to damages such as loss of important customers. Any negative publicity against us, our solutions and services, operations, directors, senior management, employees, business partners or our peers could adversely affect customer perception of our brand, cause damages to our corporate reputation and result in decreased demand for our solutions and services. If we are unable to promote our brand image and protect our corporate reputation, we may not be able to maintain and grow our customer base, and our business and growth prospects may be adversely affected.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

As a U.S.-based integrated cross-border supply chain solution provider that primarily provides customized cross-border ocean freight solutions and airfreight solutions to customers that specifically cater to their requirements and needs in transporting goods into the U.S., we are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we may conduct business activities, including the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our common stock.

Our business and our service providers are subject to a broad range of laws and regulations.

As a U.S.-based integrated cross-border supply chain solution provider with a strategic focus on the Asian market, we offer a wide variety of integrated services under our cross-border ocean freight solutions and cross-border airfreight solutions in the U.S., including (i) cross-border freight consolidation and forwarding services, (ii) customs clearance services, (iii) warehousing and distribution services and (iv) U.S. domestic ground transportation services. Our business is therefore subject to a variety of governmental supervision and regulation by governmental authorities in the U.S., which we may not be able to fully comply with at all times. We may also be subject to restrictions in markets to which we may expand our operations in the future, which may limit our ability to replicate our success. See “— Any lack of requisite approvals, licenses or permits applicable to our business operation may have a material adverse impact on our business, financial condition and results of operations.” and “Business — Government Regulations.”

Our service providers, such as our cross-border freight forwarding service providers and U.S. domestic ground transportation service providers, have broad discretion over their daily operations and make decisions with respect to their vessels, aircrafts, facilities, vehicles and hiring and pricing strategies. Their operations are regulated by various laws and regulations, including local administrative rulings, orders and policies. For example, local regulations may specify the models or types of vehicles to be used in the ground transportation by our U.S. domestic transportation service providers or require our service providers to implement heightened package safety screening procedures, which could materially drive up the operating costs and delivery efficiency of our service providers’ delivery outlets.

New laws and regulations may be enforced from time to time. Uncertainties exist regarding the interpretation and implementation of current and any future laws and regulations applicable to our businesses. If relevant authorities promulgate new laws and regulations that require additional approvals or licenses or imposes additional restrictions on our business and operations, they may have the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by governments in the jurisdictions where we operate may have a material adverse effect on our results of operations. If we or our service providers are found to be in violation of any applicable laws or regulations then in effect, we or our service providers may be subject to similar penalties or administrative orders and may not be able to continue to deliver satisfactory services or at all. As a result, we may suffer reputational damages due to negative publicity or compromised service quality.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Stock Market, or the Nasdaq. Our management is responsible for establishing and maintaining effective internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of June 30, 2024, based on the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 Framework). Based on this evaluation under the 2013 Framework, our principal executive officer and principal financial officer have concluded that our internal control over financial reporting was not effective as of June 30, 2024 due to the following material weaknesses The material weaknesses identified relate to (i) inadequate segregation of duties and effective risk assessment, and (ii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both the accounting principles generally accepted by the United States of America, or the U.S. GAAP, and SEC guidelines.

Additionally, each of the aforementioned material weaknesses could result in a misstatement of the consolidated financial statements that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We continue to focus on internal control over financial reporting and have taken certain measures to remediate the material weaknesses described above, including (i) hiring additional qualified personnel to ensure proper segregation of duties and perform more effective risk assessment, and (ii) designing and implementing formal procedures and controls supporting the Company’s period-end financial reporting process, such as controls over the preparation and review of account reconciliations and disclosures in the consolidated financial statements. We are in the process of implementing additional measures designed to enable us to meet the requirements of being a public company, establishing an internal audit function and standardizing the Company’s semi-annual and year-end closing and financial reporting processes, to improve our internal control over financial reporting and remediate the control deficiencies that led to the material weaknesses, including hiring additional information technology, finance and accounting personnel, evaluating our financial and information technology control environment and augmenting our internal controls with new accounting policies and procedures, and designing and implementing financial reporting controls, income tax controls, and information technology general controls.

While we believe that these measures will improve our internal control over financial reporting, the implementation of these measures is ongoing, and we cannot assure you that we will be successful in doing so or that these measures will significantly improve or remediate the material weaknesses described above. We cannot assure you that the measures we have taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. We also cannot assure you that there will not be any additional material weaknesses in our internal control over financial reporting in the future.

We are working to remediate the material weaknesses. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing a remediation plan; however, these remediation measures will be time consuming and will place significant demands on our financial and operational resources.

The failure to achieve and maintain effective internal control over financial reporting could have a material adverse effect on our business, financial condition and results of operations. In the event that we are not able to successfully remediate the existing material weaknesses in our internal control over financial reporting or identify additional material weaknesses, or if our internal control over financial reporting is perceived as inadequate or it is perceived that we are unable to produce timely or accurate consolidated financial statements, investors may lose confidence in our results of operations, the price of our common stock could decline, we could become subject to investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory agencies, which could require additional financial and management resources, or our common stock may not be able to remain listed on such exchange.

If we are not able to limit our liability for customers’ claims for loss or damage to their freight through contract terms and limit our exposure through the purchase of insurance, we could be required to pay large amounts of damages to our customers as indemnification for their claims, and our financial condition and results of operations could be materially adversely affected.

In the provision of our integrated cross-border supply chain solutions, we may have liability under law to our customers for loss or damage to their freight. In addition to legal liability, from time to time, customers may exert economic pressure on us when our service providers fail to cover their costs of loss or damage. We have, from time to time, made payments to our customers for claims related to our services and may make such payments in the future. Should we experience an increase in the number or size of such claims or an increase in liability pursuant to claims or unfavorable resolutions of claims, our results could be adversely affected.

We attempt to limit our exposure through release limits, indemnification by our service providers including cross-border ocean and air freight carriers and U.S. domestic ground transportation carriers, as well as insurance. However, there can be no assurance that such limitation of liability exposure will be effective. For example, our insurance coverage may not provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with our services will not change in the future or exceed our insurance levels. As with every insurance policy, there are limits, exclusions and deductibles that apply, and we could be subject to claims for which insurance coverage may be inadequate or even disputed and such claims could adversely impact our financial condition and results of operations. In addition, significant increases in insurance costs could reduce our profitability.

Our insurance coverage may not be sufficient, which could expose us to significant costs and business disruptions.

We have obtained or caused relevant counterparties to obtain insurance to cover certain potential risks and liabilities. We maintain insurance for commercial automobile and trucker’s liability, commercial general liability and cargo legal liability, as well as property coverage with coverage limits, deductibles and self-insured retention levels that we believe are reasonable given the varying historical frequency, severity and timing of claims. There can be no assurance that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Natural disasters, epidemics, acts of war, terrorist attacks and other events could materially and adversely affect our business, financial condition and results of operations.

Natural disasters (such as typhoons, flooding and earthquakes), epidemics, acts of war, terrorist attacks and other events, many of which are beyond our control, may lead to global or regional economic instability, which may in turn materially and adversely affect our business, financial condition and results of operations. An outbreak or epidemic, such as those of the severe acute respiratory syndrome, the H1N1 and H5N1, and the COVID-19 viruses, could cause general consumption or the demand for specific products to decline, which could result in reduced demand for our services. Such an outbreak or epidemic may also cause significant interruption to our operations as health or governmental authorities may impose quarantine and inspection measures on our freight carriers or restrict the flow of cargo to and from areas affected by the epidemic. In addition, airplanes, shipping vessels and other transportation vehicles can be targets of terrorist attacks, which could lead to, among other things, increased insurance and security costs. Political tensions or conflicts and acts of war, such as the conflicts in the Ukraine, or the potential for war could also cause damage and disruption to our business, which could materially and adversely affect our business, financial condition and results of operations.

Trade restrictions could materially and adversely affect our business, financial condition and results of operations.

We are a U.S.-based integrated cross-border supply chain solution provider with a strategic focus on the Asian market including China and South Korea. We primarily provide customized cross-border ocean freight solutions and airfreight solutions in the U.S. that specifically cater to our customers’ requirements and needs in transporting goods into the U.S. Our provision of customized cross-border ocean freight solutions and airfreight solutions may be affected by trade restrictions implemented by the countries or territories where our customers are located or where their goods are manufactured or sold to. For example, we are subject to risks relating to changes in trade policies, tariff regulations, embargoes or other trade restrictions adverse to our customers’ business. Actions by governments which result in restrictions on movement of cargo or otherwise could also impede our ability to carry out cross-border ocean freight and airfreight solutions. In addition, international trade and political issues, tensions, conflicts and wars may cause delays and interruptions to cross-border freight transportation and result in limitations on our insurance coverage. If we are unable to transport cargo to and from countries with trade restrictions in a timely manner or at all, we may face to risks related to contract violations and our business, financial condition and results of operations could be materially and adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against certain members of our management named in the prospectus.

We are a company incorporated under the laws of the state of Nevada. During the fiscal years ended June 30, 2023 and 2024 and the six months ended December 31, 2024, we conducted substantially all of our operations in the United States and substantially all of our assets were held in the United States. However, certain of our director and officer nominees, reside outside of the United States for at least of a significant portion of the time and/or are not U.S. citizens. As a result, it may be difficult for you to effect service of process upon them in foreign countries. It may also be difficult for you to bring claims against them and/or to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against them. In addition, there is uncertainty as to whether the courts in the jurisdictions where these certain director and officer nominees reside would recognize or enforce judgments of U.S. courts against them predicated upon the civil liability provisions of the securities laws of the United States or any state.

Risks Related to Ownership of Our Common Stock

Our share price has been and may continue to be highly volatile, and you could lose all or part of your investment.

The trading price of our common stock has been and may continue to be volatile and could fluctuate widely due to factors beyond our control. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenues and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance and financial condition or prospects of those companies. For example, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Furthermore, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop or be sustained, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

An active trading market may not be sustained.

You may not be able to sell your shares quickly or at a recently reported market price if trading in our common stock does not remain active. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Sales of substantial amounts of our common stock in the public market could occur at any time. The sales, or the perception that these sales, could adversely affect the market price of our common stock and could reduce the market price of our common stock . The common stock registered under this prospectus will be freely tradable without restriction or further registration under the Securities Act, and common stock held by our existing stockholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. As of the date of the prospectus, there are 7,500,000 shares of common stock outstanding. We may also register shares of common stock that we may issue under our equity compensation plans or that are issuable upon exercise of outstanding options. These shares can be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value after this offering or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Our principal stockholders have substantial influence over our company. Their interests may not be aligned with the interests of our other stockholders, and they could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. Shuai Li, our co-founder, beneficially owns an aggregate of 40.0% of our outstanding common stock, while Mr. Henry Liu, our co-founder, chairman of the board of directors and chief executive officer, beneficially owns an aggregate of 36.0% of our outstanding common stock.

Accordingly, our executive officers and directors, together with our existing stockholders, could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these stockholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these stockholders, we may be prevented from entering into transactions that could be beneficial to us or our minority stockholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest stockholders may differ from the interests of our other stockholders. The concentration in the ownership of our common stock may cause a material decline in the value of our common stock. For more information regarding our principal stockholders and their affiliated entities, see “Principal Stockholders.”

Anti-takeover provisions contained in our amended bylaws and articles of incorporation as well as provisions of Nevada law, could impair a takeover attempt.

Our amended bylaws, our amended articles of incorporation and Nevada law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	limiting the ability of our stockholders to call and bring business before special meetings;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●	providing our board of directors with the express power to postpone previously scheduled annual meetings;

●	the removal of directors only upon vote or written consent of stockholders representing not less than two-thirds (2/3) of the issued and outstanding capital stock entitled to voting power; and

●	the required approval of at least 75% of the voting shares outstanding to amend, alter, change or repeal any provision contained in our articles of incorporation.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

The Nevada Revised Statutes (“NRS”) Sections 78.411 through 78.444, regulate business combinations with interested stockholders. The NRS defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to NRS Sections 78.411 through 78.444, combinations with an interested stockholder remain prohibited for two years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 78.378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, compliance with any new requirements adopted by the PCAOB, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation not previously approved. Certain of these reduced reporting requirements and exemptions were also available to us due to the fact that we qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or chief executive officer pay ratio disclosure and may present only two years of audited financial statements and related management discussion and analysis disclosure.

Under the JOBS Act, we will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” if either (i) the market value of our common stock is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock is less than $700.0 million.

We cannot predict if investors will find our shares of common stock to be less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock, and our share price may be more volatile.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We are required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum stock price, minimum market value of publicly held common stock, and various additional requirements. On February 21, 2025, we received a letter from the Listing Qualifications Department of Nasdaq, indicating that the Company was not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1), because the Company’s stockholders’ equity as reported in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2024 was below the required minimum of $2.5 million, and because, as of February 20, 2025, the Company did not meet the alternative compliance standards.

The Company has 45 calendar days from February 21, 2025 to submit to Nasdaq a plan to regain compliance with Listing Rule 5550(b)(1). If Nasdaq accepts the Company’s plan, Nasdaq may grant an extension of up to 180 calendar days from February 21, 2025 to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal such decision to a hearings panel. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, future revenue, business strategies, growth strategies and anticipated trends in our business, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements concerning:

●	our future operating and financial performance, ability to generate positive cash flow and ability to achieve and sustain profitability;

●	our competitive position;

●	the sufficiency of our existing capital resources to fund our future operating expenses;

●	the timing of the introduction of new products and services;

●	the likelihood of success in and impact of litigation;

●	our protection or enforcement of our intellectual property rights;

●	our expectation with respect to securities, options and future markets and general economic conditions;

●	our ability to keep up with rapid technological change;

●	the impact of future legislation and regulatory changes on our business; and

●	our anticipated use of proceeds from this offering.

The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections in this prospectus entitled “Risk Factors” and elsewhere included or incorporated by reference in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

All proceeds from the resale of the shares of common stock offered by this prospectus will belong to the Selling Stockholder. We will not receive any proceeds from the resale of the shares of common stock by the Selling Stockholder. We will receive proceeds from the cash exercise of the Warrants (if any), but not from the sale of the shares of common stock issuable upon such exercise. To the extent that the Warrants are exercised on a “cashless basis,” we would not receive any proceeds from such exercise.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend upon such factors as our earnings, capital requirements, overall financial condition and contractual, legal, tax and regulatory restrictions, and other factors that our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K for the year ended June 30, 2024 (the “2024 10-K”) and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our quarterly reports pursuant on form 10-Qs for the quarterly period ended September 30, 2024 and December 31, 2024, respectively (the “Quarterly 10-Qs”), each of which is herein incorporated by reference.

BUSINESS

Please refer to “Item 1. Business”, “Item 2. Properties.” and “Item 3. Legal Proceedings” of our 2024 10-K, which is herein incorporated by reference.

GOVERNMENT REGULATIONS

Please refer to “Item 1.Business  -  Government Regulations” of our 2024 10-K which is herein incorporated by reference.

MANAGEMENT

Please refer to “Item 10. Directors, Executive Officers and Corporate Governance” of our 2024 10-K and our current report on form 8-K filed on December 6, 2024, which are herein incorporated by reference.

EXECUTIVE COMPENSATION

Please refer to “Item 11. Executive Compensation” of our 2024 10-K, which is herein incorporated by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Please refer to “Item 13. Certain Relationships and Related Transactions, and Director Independence” of our 2024 10-K, which is herein incorporated by reference.

PRINCIPAL SHAREHOLDERS

The following table presents information relating to the beneficial ownership of our common stock as of the date of this prospectus by:

●	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

●	each of our named executive officers and directors immediately following the offering; and

●	our executive officers and directors immediately following the offering as a group.

The number of shares of common stock beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock over which the individual has sole or shared voting power or investment power as well as any shares of common stock that the individual has the right to acquire within 60 days of the date of this prospectus, through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of outstanding common stock is computed on the basis of 7,500,000 shares of common stock outstanding as of the March 18, 2025.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	%†
Executive Officers and Directors
Henry Liu(2)	2,700,600	36.0%
Lan Su	-	-
Long (Leo) Yi	-	-
Yiye Zhou	-	-
Zhengyi (Janice) Fang	-	-
Cynthia Vuong	-	-
All Executive Officers and Directors as a group	2,700,600	36.0%
5% or Greater Holders	-	-
H&L LOGISTICS INTERNATIONAL LLC(2)	2,700,600	36.0%
JIUSHEN TRANSPORT LLC(3)	3,000,000	40.0%

(1)	Unless noted otherwise, the address of all listed stockholder is 1475 Thorndale Avenue, Suite A, Itasca, Illinois 60143.

(2)	Represents 2,700,600 shares of common stock held of record by H&L LOGISTICS INTERNATIONAL LLC, a company wholly owned by Mr. Henry Liu organized under the laws of the State of Illinois. The registered address of H&L LOGISTICS INTERNATIONAL LLC is 270 Hearthstone Drive, Bartlett, Illinois 60103.

(3)	Represents 3,000,000 shares of common stock held of record by JIUSHEN TRANSPORT LLC, a company wholly owned by Mr. Shuai Li organized under the laws of the State of Illinois. The registered address of JIUSHEN TRANSPORT LLC is 1360 West Walton Street, Chicago, Illinois 60642.

PRIVATE PLACEMENT

On March 5, 2025, Lakeside Holding Limited (the “Company”) entered into the Purchase Agreement with the Investor.

Pursuant the Purchase Agreement, the Company agreed to issue Notes in the aggregate principal amount of up to $4.5 million and accompanying Warrants, in up to three separate tranches that are each subject to certain closing conditions. Pursuant to the Securities Purchase Agreement, the Company agreed to issue, upon the consummation of the closing of each tranche, a warrant to the Investor, in each case to purchase a number of shares of common stock determined by dividing 40% of the applicable principal amount of the corresponding Note by the VWAP (as defined in the Purchase Agreement) immediately prior to the applicable closing date.

On March 5, 2025, the initial closing of the first tranche occurred, pursuant to which the Company issued to the Investor (i) a Note in a principal amount of $1,000,000, and (ii) a Warrant to purchase 318,827 shares of common stock at an initial exercise price of $1.9098 per share, subject to certain adjustments set forth therein. For the subsequent closing of the first tranche, the Investor agreed to purchase an additional Note in the principal amount of $500,000, subject to the satisfaction of certain closing conditions including the Equity Conditions (as defined in the Purchase Agreement), after a resale Registration Statement on Form S-3 or S-1 (the “Resale Registration Statement”) has been declared effective by the SEC for the registration of common stock of the Company issuable upon conversion of the Note and the Warrant. The Company and the Investor may also, pursuant to the Securities Purchase Agreement, choose to consummate a second tranche and a third tranche of financing, subject to certain closing conditions.

The Note is convertible into common stock at an initial conversion price of $1.9098, subject to certain adjustments (the “Conversion Price”), provided that the Conversion Price shall not be reduced below $0.234 (the “Floor Price”). The Note does not bear any interest absent an Event of Default (as defined in the Note) and matures on June 5, 2026. Commencing on the earlier of (i) the 60-day anniversary after the date hereof and (ii) the date on which the first Resale Registration Statement shall have been declared effective by the Commission, the Company is required to pay to the Investor the outstanding principal balance under the Note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 105% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with its terms. All monthly payments are payable by the Company, in cash, provided that under certain circumstances, as provided in the Note, the Company may elect to pay in common stock.

If the Company directly or indirectly receives proceeds from and closes any kind of financing including through the issuance of any equity or debt securities, the Investor may request a prepayment of the principal amount of the Note and any accrued and unpaid interest thereon (if any) in an amount up to 25% of the gross proceeds received by the Company.

The Company may prepay the Note, in an amount equal to 110% of the sum of the outstanding principal balance of the Note, any accrued and unpaid interest thereon and any other amounts due under the Note (if any) with at least 20 Trading Days’ written notice to the Investor, if (i) the Equity Conditions (as defined in the Securities Purchase Agreement) are then satisfied, (ii) there is no Event of Default (as defined in the Notes), and (iii) the Resale Registration Statement is effective and has been available for at least 15 calendar days. The Investor retains the right to convert up to 50% of the Note into common stock at any time after receiving the Prepayment Notice.

Upon the occurrence of any Event of Default (as defined in the Notes), interest shall accrue on the Note at a rate equal to 18% per annum or, if less, the highest amount permitted by law. In addition, upon the occurrence of Event of Default, which has not been cured within any applicable cure period, interest is also payable at the “Mandatory Default Amount” (i.e. 120% of the sum of (i) the outstanding principal balance of the Note on the date on which the first Event of Default has occurred and (ii) any accrued and unpaid interest thereon. Furthermore, if an Event of Default is not cured, the Investor also shall have the right to convert the Mandatory Default Amount (as defined in the Notes), upon the terms provided in the Note.

Each of the Note and the provides that the Investor will not have the right to convert any portion of the Note or exercise any portion of the Warrant, as applicable, if, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Securities of 1934, as amended, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such conversion or exercise, as applicable.

The Securities Purchase Agreement also contains customary representations and warranties of the Company and the Investor, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The Company also agreed, pursuant to a registration rights agreement (the “Registration Rights Agreement”) with the Investor, dated March 5, 2025, to file with the Commission an initial registration statement within 20 days after the date hereof, to register the maximum number of Registrable Securities (as defined in the Registration Rights Agreement) in accordance with applicable rules of the Commission. The registration statement of which this prospectus forms registers the shares of common stock underlying the Notes and Warrants issued in the First Tranche in accordance with the Purchase Agreement and Registration Rights Agreement.

The Company and its material subsidiary, American Bear Logistics Corp. (“ABL”), also agreed, pursuant to a Security Agreement (the “Security Agreement”) and a Pledge Agreement (the “Pledge Agreement”), dated March 5 2025, to grant the Investor a security interest in all of their assets and the equity interest in ABL to secure the prompt payment, performance, and discharge in full of all of the Company’s obligations under the Notes. In addition, the Company and ABL entered into a Guarantee Agreement, dated March 5, 2025 (the “Guarantee Agreement”), with the Investor, pursuant to which they agreed to guarantee the prompt payment, performance, and discharge in full of all of the Company’s obligations under the Notes.

SELLING SHAREHOLDER

The common stock being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon conversion of the Notes and/or exercise of the Warrants. For additional information regarding the issuances of the Note and the Warrants, see “Private Placement” above. We are registering the common stock to permit the Selling Shareholder to offer the shares for resale from time to time. Except for the ownership of the common stock and the Warrants, and as otherwise provided below, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership of the common stock by the Selling Shareholder. The second column lists the number of common stock beneficially owned by the Selling Shareholder, based on its ownership of common stock, the Note (assuming the number of common stock which may be received upon conversion of the Note based on the Floor Price of $0.234 per share) and the Warrants, as applicable, immediately prior to this offering, assuming the full conversion of the Notes, by the Investor, and the full exercise of the applicable Warrants, by the Selling Shareholder for all common stock thereunder, without regard to any limitations on exercises. The third and fourth columns assume the sale of common stock convertible under the Notes, and exercisable by the Selling Shareholder under the Warrants, pursuant to this prospectus.

The third column also lists the common stock being registered by this prospectus for the resale of the common stock by the Selling Shareholder.

In accordance with the terms of the Registration Rights Agreement with the Investor, this prospectus generally covers the resale of the maximum number of common stocks issuable upon conversion of the Notes and the exercise of the Warrants by the Investor.

Under the terms of the Notes and the Warrants, the Selling Shareholder may not exercise the Warrant nor convert the Note to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common stock which would exceed 4.99% of our then outstanding common stock following such conversion or exercise, as applicable, excluding for purposes of such determination common stock issuable upon conversion of the Notes or exercise of such Warrants which have not been exercised. The number of common stock, in the table below, being registered by this prospectus for resale by the Selling Shareholder, does not reflect this limitation. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Shares beneficially owned prior to this offering(2)	Shares offered for sale by this Prospectus(3)	Shares beneficially owned after this offering(4)	Percentage of shares beneficially owned after this offering(1)
L1 Capital Global Opportunities Master Fund	393,906	7,967,331	—	—

(1)	Percentages are based on 7,500,000 shares of common stock outstanding as of March 18, 2025.

(2)	Beneficial ownership reflects common stock which are convertible under the Notes, within the next 60 days, based on a Floor Price of $0.234 per share for the Note issued in the initial First Tranche closing and an assumed floor price of $0.16 for the subsequent First Tranche closing. Does not include the remaining common stock issuable upon conversion of the Notes and exercise of the Warrants. All of these securities are subject to a beneficial ownership limitation (the “Beneficial Ownership Limitation”) on the Investor’s ability to convert the Notes and exercise the Warrants, to the extent any such conversion or exercise would cause the Investor to beneficially own more than 4.99% of the outstanding shares of the Company’s common stock, which may be increased to up to 9.99% with 61 days’ notice. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such common stock. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(3)	Consists of (i) up to 568,827 shares issuable upon exercise of the Warrants, including 318,827 shares of common stock underlying the Warrant issued to the selling stockholder in the initial closing of the First Tranche exercisable at the exercise price of $1.9098 per share, plus additional shares estimated for purposes of the subsequent Warrant in the subsequent closing of the First Tranche, all of which shares are being registered for resale under this prospectus, and (ii) up to 7,398,504 shares of common stock underlying the Notes, which represents the 4,273,504 shares of common stock issuable upon conversion of the Note issued in the initial First Tranche closing at a conversion price of $0.234 (the Floor Price under the Note) and an estimated 3,125,000 shares of common stock issuable upon conversion of the Note issued in the subsequent First Tranche closing at an assumed floor price of $0.16 per share, all of which shares are being registered for resale under this prospectus. This does not give effect to the Beneficial Ownership Limitation.

(4)	Represents the amount of shares of common stock that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all common stock underlying the Securities owned by the selling stockholder registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, no selling stockholder is not obligated to sell all or any portion of the shares of our common stock offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholder may transfer the shares of common stock by other means not described in this prospectus. If the Selling Stockholder effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

The Selling Stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The Selling Stockholder may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus. The Selling Shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our articles of incorporation and bylaws, which are currently in effect and will continue to be in effect following the consummation of this offering, are summaries and are qualified by reference to our articles of incorporation and our bylaws which are included as exhibits to the registration statement of which this prospectus forms a part and the applicable provisions of the Nevada law.

Our authorized capital stock consists of 200,000,000 shares authorize. As of the date of this prospectus, 7,500,000 shares of common stock are issued or outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock shall be entitled to share equally, on a per share basis, in all assets remaining after the payment of any liabilities.

Exchange Listing

Our common stock is listed for trading on Nasdaq under the trading symbol “LSH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transhare Corporation.

The Warrant

Duration and Exercise Price

The Warrants to purchase up to 318,827 shares of common stock issued in the initial closing of the First Tranche has an initial exercise price of $1.9098 per share. This Warrant is immediately exercisable upon issuance and remains exercisable for a period of five years after the original issuance date of March 5, 2025. The exercise price and number of shares issuable upon exercise are subject to appropriate adjustments in the event of stock dividends, stock splits, or similar events affecting our Common Stock. Additionally, the exercise price is subject to adjustment in the event of subsequent equity sales by the Company at a price lower than the then-current exercise price of the Warrant.

Exercisability

The Warrant is exercisable, at the option of the holder, in whole or in part, by delivering to the Company a duly executed Notice of Exercise accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as specified in the Warrant). The holder (along with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after the exercise, unless the holder provides at least 61 days’ prior notice to the Company to increase its ownership limit to up to 9.99%.

Cashless Exercise

If, at any time after the 90-day period following issuance, there is not an effective registration statement covering the shares underlying the Warrant, the holder may elect a cashless exercise. In this case, the holder will receive a net number of shares determined according to a specified formula.

Fundamental Transactions

In the event of any fundamental transaction, such as a merger, sale of all or substantially all of the Company’s assets, or reclassification of Common Stock, the holder will have the right to receive, upon exercise of the Warrant, shares of the successor or acquiring corporation, or of the Company if it survives, along with any additional consideration that would have been received if the Warrant had been exercised immediately prior to the transaction.

Transferability

The Warrant may be transferred at the option of the holder, subject to applicable laws and upon surrender of the Warrant along with the appropriate instruments of transfer and any transfer taxes.

Fractional Shares

No fractional shares will be issued upon the exercise of the Warrant. Instead, the number of shares issued will be rounded down to the nearest whole number, or the Company may pay a cash adjustment for any fractional share.

Trading Market

There is no established trading market for the Warrants, and the Company does not intend to apply for a listing on any securities exchange. Without an active trading market, liquidity will be limited.

Rights as a Shareholder

Except as otherwise provided in the Warrant, holders of the Warrant do not have any rights or privileges of holders of Common Stock, including voting rights, until they exercise their Warrant.

Our Bylaws and Articles of Incorporation

The following summary of certain provisions of our amended bylaws and articles of incorporation, is qualified by reference to our amended bylaws and articles of incorporation that are filed as exhibits to the registration statement of which this prospectus forms a part and the applicable provisions of the Nevada law.

Our Board of Directors

Under our amended articles of incorporation, the number of directors may be increased or decreased to any number of full-age members by a majority vote of the stockholders as provided in our bylaws, but such number of members shall not be increased above the maximum of ten (10) full-age members nor decreased below a minimum of one (1) full-age member. We currently have one member on our board of directors.

Removal of Directors

Pursuant to the amended bylaws, any one or more of the directors may be removed either with or without cause at any time by the vote or written consent of the shareholders representing not less than two-thirds (2/3) of the issued and outstanding capital stock entitled to voting power.

Special Meetings of Stockholders

Pursuant to the amended bylaws, special meetings of the stockholders shall be held at the registered office of the Company or at such other place as shall be specified or fixed in a notice thereof. Such meetings of the stockholders may be called at any time by the chief executive officer, president or secretary, or by a director, and shall be called by the president on the written request of the holders of record of at least 10% of the number of shares of the Company then outstanding and entitled to vote, which written request shall state the object of such meeting.

Action by Written Consent of the Stockholders in Lieu of a Meeting

Pursuant to the amended bylaws, any action required to be taken at a meeting of the stockholders or any other action which may be taken at a meeting of the stockholders may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

Amendment to Our Bylaws

Pursuant to our amended bylaws, the bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of the stockholders by a vote of the stockholders owning a majority of the shares and entitled to vote thereat. These bylaws may also be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of the board of directors of the Company (if notice of such alteration or repeal be contained in the notice of such special meeting) by a majority vote of the directors present at the meeting at which a quorum is present, but any such amendment shall not be inconsistent with or contrary to the provision of any amendment adopted by the stockholders.

Amendment to Our Articles of Incorporation

Pursuant to our amended articles of incorporation, seventy-five percent (75%) of the voting shares outstanding shall be required to amend, alter, change or repeal any provision contained in our articles of incorporation.

Acquisition of a Controlling Interest

Pursuant to the NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our amended bylaws provide that these sections regarding acquisition of a controlling interest shall not apply to us.

Registration Rights

The Company is a party to the Registration Rights Agreement, which the Company entered into in connection with the issuance of the Note and the Warrant. The Registration Rights Agreement requires the Company to prepare and file this registration statement to cover the resale under the Securities Act of registrable securities held by the Investor.

 Limitations on Liability and Indemnification of Officers and Directors

Pursuant to our articles of incorporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, is or was a director or officer of the Company, or is or was serving at the request of the Company as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, or upon receipt of an undertaking or surety by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under the articles.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Pursuant to the bylaws, the Company shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, and each of them, including, but not limited to, legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

These provisions may not be held to be enforceable for violations of the federal securities laws of the United States.

LEGAL MATTERS

We are being represented by Pryor Cashman LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters as to Nevada State law will be passed upon for us by Flangas Law Group. Pryor Cashman LLP may rely upon Flangas Law Group with respect to matters governed by Nevada State law.

EXPERTS

The financial statements of Lakeside Holding Limited as of June 30, 2023 and 2024 and for each of the years in the two-year period ended June 30, 2024 incorporated by reference in this Registration Statement have been audited by ZH CPA, LLC, an independent registered public accounting firm, as stated in its report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is https://www.lakeside-holding.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC, but do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in the prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Information Incorporated by Reference

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on September 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2024 and December 31, 2024, filed with the SEC on November 15, 2024 and February 14, 2024, respectively; and

●	our Current Reports on Form 8-K filed with the SEC on November 8, 2024, December 11, 2024 February 27, 2025 and March 5, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

LAKESIDE HOLDING LIMITED.

1475 Thorndale Avenue, Suite A

Itasca, Illinois 60143

(224) 446-9048

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

LAKESIDE HOLDING LIMITED

Up to 7,398,504 shares of Common Stock

Issuable upon Conversion of Senior Secured Convertible Promissory Notes

Up to 568,827 shares of Common Stock

Issuable upon Exercise of Warrants

Offered by the Selling Shareholder

PROSPECTUS

March             , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee:

Item	Amount paid or to be paid
SEC registration fee	$1,275
Accounting fees and expenses	5,000
Legal fees and expenses	103,500
Miscellaneous expenses	63,000
Total	$172,775

Item 14. Indemnification of Directors and Officers.

Limitation of Directors’ and Officers’ Liability and Indemnification

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions

Pursuant to our bylaws, we may indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, and each of them, including, but not limited to, legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

Pursuant to our articles, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, or upon receipt of an undertaking or surety by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or thereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under the article.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years and does not give effect to the 1-for-120 forward stock split of our issued and outstanding common stock effected on March 29, 2024.

On January 2, 2025, the Company entered into a Securities Purchase Agreement with an institutional investor pursuant to which we agreed to issue to such institutional investor 7% original issue discount secured convertible promissory notes in the aggregate principal amount of up to $4.5 million and accompanying warrants, in up to three separate tranches that are each subject to certain closing conditions. On March 5, 2025, the initial closing of the first tranche occurred, pursuant to which we issued to the institutional investor (i) a note in a principal amount of $1,000,000, and (ii) a warrant to purchase 318,827 shares of common stock at an initial exercise price of $1.9098 per share, subject to certain adjustments set forth therein.

The warrant has an initial exercise price of $1.9098 and is exercisable after its issuance for a period of five years. The note has a fifteen-month term. The convertible note is convertible into common stock at an initial conversion price equal to $1.9098, subject to adjustments contained in the convertible note, provided that the conversion price shall not be reduced below $0.234. The note does not bear any interest absent an event of default. Upon the occurrence of any event of default, interest shall accrue on the Note at a rate equal to 18% per annum or, if less, the highest amount permitted by law.

Commencing on the earlier of (i) the 60-day anniversary after the date hereof and (ii) the date on which the first resale registration statement shall have been declared effective by the Commission, the Company is required to pay to the investor the outstanding principal balance under the note in monthly installments, on such date and each one (1) month anniversary thereof, in an amount equal to 105% of the total principal amount multiplied by the quotient determined by dividing one by the number of months remaining until the maturity date of the Note, until the outstanding principal amount has been paid in full or, if earlier, upon acceleration, conversion or redemption of the Note in accordance with its terms. All monthly payments are payable by us, in cash, provided that under certain circumstances, we may elect to pay in common stock.

The Company may prepay the note, in an amount equal to 110% of the sum of the outstanding principal balance of the note, any accrued and unpaid interest thereon and any other amounts due under the note (if any) with at least 20 trading days’ written notice to the Investor, if (i) the equity conditions (as specified in the Securities Purchase Agreement) are then satisfied, (ii) there is no event of default (as specified in the Securities Purchase Agreement), and (iii) the Resale Registration Statement is effective and has been available for at least 15 calendar days. The Investor retains the right to convert up to 50% of the Note into common stock at any time after receiving the Prepayment Notice.

The securities were issued or sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act of 1933, or the Securities Act, afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 16. Exhibits and Consolidated Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index included in this Registration Statement, which is incorporated by reference herein.

(b) Consolidated Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or interim condensed consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes.

(a)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date
3.1**	Articles of Incorporation of the Registrant, as currently in effect	S-1	3.1	2024-06-26
3.2**	Certificate of Amendment to the Articles of Incorporation of the Registrant	S-1	3.2	2024-06-26
3.3**	Bylaws of the Registrant, as currently in effect	S-1	3.3	2024-06-26
4.1**	Form of Common Stock Certificate	S-1	4.1	2024-06-26
5.1	Opinion of Flangas Law Group
10.1**	Form of Indemnification Agreement	S-1	10.1	2024-06-26
10.2**	Form of Employment Agreement between the Registrant and Executive Officers	S-1	10.2	2024-06-26
10.3**	Lease Agreement, effective as of February 16, 2021, between American Bear Logistics Corp. and Prologis Targeted U.S. Logistics Fund, L.P.	S-1	10.3	2024-06-26
10.4**	Southlake Business Park Office/Warehouse Lease Agreement, dated as of January 11, 2021, between American Bear Logistics Corp. and Southlake Industrial, L.P.	S-1	10.4	2024-06-26
10.5**	Warehouse Storage and Service Agreement, effective as of January 23, 2023, between American Bear Logistics Corp. and Cincolink Inc.	S-1	10.5	2024-06-26
10.6**	English Translation of the Equity Transfer Agreement, dated November 5, 2024, entered into among Hubei Haoyaoshi Zhenghe Pharmacy Chain Co., Ltd, Hubei Huayao Pharmaceutical Co., Ltd., and Sichuan Hupan Jincheng Enterprise Management Co., Ltd.	8-K	10.1	2024-11-8
10.7**	Form of Securities Purchase Agreement, by and between the Investor and Company	8-K	10.1	2025-03-05
10.8**	Form of Security Agreement, by and between the Investor and Company	8-K	10.2	2025-03-05
10.9**	Form of Guarantee Agreement, by and between the Investor and ABL	8-K	10.3	2025-03-05
10.10**	Form of Pledge Agreement, by and between the Investor and Company	8-K	10.4	2025-03-05
10.11**	Form of Registration Rights Agreement, by and between the Investor and Company	8-K	10.5	2025-03-05
21.1**	List of Subsidiaries of the Registrant	S-1	21.1	2024-06-26
23.1	Consent of ZH CPA, LLC
23.2	Consent of Flangas Law Group (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
107	Calculation of Filing Fees

**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Itasca, State of Illinois, on this 19th day of March 2025.

Lakeside Holding Limited

By:	/s/ Henry Liu
Name:	Henry Liu
Title:	Chief Executive Officer

POWER OF ATTORNEY

We the undersigned executive officers and directors of Lakeside Holding Limited, hereby severally constitute and appoint Henry Liu, our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as executive officers and directors to enable Lakeside Holding Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Henry Liu	Chief Executive Officer	March 19, 2025
Henry Liu	(Principal Executive Officer)

/s/ Long (Leo) Yi	Director and Chief Financial Officer	March 19, 2025
Long (Leo) Yi	(Principal Financial and Accounting Officer)

/s/ Lan Su	Director and Chief Operating Officer	March 19, 2025
Lan Su

/s/ Yiye Zhou	Independent Director	March 19, 2025
Yiye Zhou

/s/ Zhengyi (Janice) Fang	Independent Director	March 19, 2025
Zhengyi (Janice) Fang

/s/ Cynthia Vuong	Independent Director	March 19, 2025
Cynthia Vuong